As Filed with the Securities and Exchange Commission on February 5, 2008
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

ORSUS XELENT TECHNOLOGIES, INC.
(Name of Registrant As Specified in its Charter)

Delaware	7389	20-1198142
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

12th Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People’s Republic Of China 100020
86-10-85653777
(Address and Telephone Number of Principal Executive Offices)

________________

Liu Yu
12th Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People’s Republic Of China 100020
86-10-85653777
(Name, Address and Telephone Number of Agent for Service)

________________

Copy to

Robert S. Matlin, Esq.	Joel D. Mayersohn, Esq.
Aaron W. Menzi, Esq.	Arnstein & Lehr LLP
Kirkpatrick & Lockhart Preston Gates Ellis LLP	200 East Las Olas Boulevard
599 Lexington Avenue	Suite 1700
New York, New York 10022	Fort Lauderdale, Florida 33301-2299
Telephone (212) 536-4066	Tel: (954) 713-7614
Facsimile (212) 536-3901	Fax: (954) 713-7714
________________

Approximate Date of Proposed Sale to the Public: As promptly as practicable after this registration statement becomes effective and the satisfaction or waiver of certain other conditions described herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered	Per Share (2)	Offering Price (2)	Fee (3)
Common Stock, $.001 par value per share (1)	[____]	[____]	$18,400,000.00	$723.12
Underwriter’s Warrants to Purchase Common Stock Expiring [2012]	[____]	[____]		-- (4)
Common Stock, $.001 par value per share issuable upon conversion of Underwriter’s Warrants Expiring [2012](5)	[____]	[____]	$2,208,000.00	$86.71
Total Registration Fee				$809.89(6)

(1)	Includes __________ shares that may be issued upon exercise of a 45 day option granted to the underwriters to cover over-allotments.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices reported on the American Stock Exchange on [______], 2008.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0000393.

(4)	No fee pursuant to Rule 457(g).

(5)
We have agreed to sell to the Underwriter warrants to purchase up to 10% of the total number of shares sold to the public in this offering. The exercise price of the Underwriter's warrants is equal to 120% of the public offering price.

(6)	This amount is being paid herewith.
________________

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated __________, 2008

[__________] SHARES OF COMMON STOCK

We are offering [__________] shares of our common stock. We have granted to the underwriters a 45-day option to purchase up to [__________] additional shares of common stock solely to cover over-allotments, if any (over and above the [_________] shares of common stock referred to above). Our shares of common stock are listed for trading on the American Stock Exchange (“AMEX”) under the ticker symbol “ORS”. On February 1, 2008, the closing sales price for our common stock on AMEX was $2.10 per share.

	Price Per share	Total
shares of Common stock (1)	$
Underwriting discounts and commissions(2)	$

Proceeds to us, before expenses	$

(1)	Excludes __________ shares of our common stock that may be issued upon exercise of a 45 day option granted to the underwriters to cover over-allotments.

(2)
Excludes the non-accountable expense allowance payable to the underwriters equal to 2% of the gross proceeds of the offering, or $__________. The non-accountable expense allowance is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

________________

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 9.

________________

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________

The underwriters expect to deliver the shares of common stock to purchasers on or about _________, 2008.

NEWBRIDGE SECURITIES CORPORATION

_______________, 200_

Orsus Mobile Models

________________

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

In this prospectus, Orsus Xelent Technologies, Inc. is referred to as “Orsus” and, together with its subsidiaries as “we,” “our,” “us” and the “Company.” The principal operating subsidiary of Orsus is its indirect wholly-owned subsidiary, Beijing Orsus Xelent Technology & Trading Company Limited (“Xelent”).

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 7.

OVERVIEW

Orsus Xelent Technologies Inc. (AMEX: ORS), incorporated in the State of Delaware and headquartered in Beijing, China, is an emerging designer and manufacturer of popular mobile phones principally in the People's Republic of China (the “PRC”). Our business encompasses the design, manufacture and distribution of mobile phones, related digital circuits, and hardware and software development such as Man to Machine Interface (“MMI”), through which we have become an ambitious pioneer in mobile phone integration technology. We introduced the PRC's first wristwatch-style cellular phone, and we continue to break new ground with state-of-the-art phones that include advanced features and functions, including Mobile TV, Mobile Stock, Bar-code scanning, finger-print recognition, touch panel, 3 mega pixel cameras with macro, and video recording capabilities of up to four hours. Since our launch in 2004, we have established "ORSUS" as a popular brand in the PRC and we have achieved a significant share of the domestic handset market. Increasingly, we are focused on developing and marketing special application mobile phones for functional users in a wide variety of business and government professions under our “PROXLINK” trademark.

We have been engaged in retail and wholesale distribution in the telecommunications industry since May 2003, principally in the PRC market, primarily through our wholly-owned subsidiary, Beijing Orsus Xelent Technology & Trading Company Limited (“Xelent”), which is also commonly called “Orsus Cellular” within the cellular phone industry. Xelent sells its handsets and total solutions, including economically priced and fully-loaded cell phones for both Global System for Mobile communications (“GSM”) and Code Division Multiple Access (“CDMA”) platforms, to a diverse base of customers and dealers. At present, GSM mobile devices constitute a significant percentage of the sales and profit of the Company. Xelent has emphasized the development of specialized application mobile terminals in accordance with market changes and popular features.

We have an industrial design center for the sole purpose of developing proprietary mobile phones reflecting features and designs that are favored by our customers in the PRC. Most of our mobile phone models are either designed by us for both our exclusive distribution and joint sales under established co-brands, or developed in conjunction with outside design firms. The long-term partners and manufacturers we employ to produce our cell-phones and accessories are the same experienced OEM plants utilized by global brands such as Motorola, Nokia and Ericsson. Our current operations include the purchase of raw materials and spare parts, outsourcing of manufacturing and customization, oversight of production and quality control at our OEM factories, and coordination of the distribution of the products to retailers and customers. In an effort to reduce our reliance on third-party manufacturers, we are currently in negotiations to acquire a factory that will enable us to produce our own phones and accessories.

Our corporate structure consists of ten integrated departments created to ensure proper project management and control. These departments include Project Management, Technology Support and Quality Control, Business Management, Planning and Finance, Human Resources, Financing and Investment, Customer Service, R&D, Marketing Development, and Logistics. Our headquarters in Beijing oversees seven regional management centers and a technical support center. We also have an unaffiliated network of service providers, including 179 cellular phone service centers located throughout the PRC with additional offices in Hong Kong, Shenzhen, and Tianjin.

PRC CELL PHONE MARKET

The cellular phone industry is rapidly evolving and a highly competitive market. The PRC has been one of the most robust mobile markets worldwide with the largest number of cellular phone users in the world. According to the PRC Ministry of Information Industry, from January to June of 2007, approximately 71.47 million domestically produced handsets were sold in the PRC, an increase of 25.5% as compared to the same period last year, which were valued at 84.6 billion RMB (approximately $11.4 billion). Telecommunications operators forecast that the domestic PRC market will continue to gain approximately 60 million new mobile phone users per year while the PRC’s implementation of the next generation ("Third-Generation" or "3G") mobile telecommunication technology and its applications will promote the industry's development.

The production and sales of mobile phones steadily increased throughout 2007 and we believe the trend will continue based on four primary reasons:

Increase in global mobile phone sales: Global mobile phone sales in 2007 will jump by 16% over the previous year with total sales surpassing 1.1 billion phones according to International Data Corporation ("IDC"), a corporation that specializes in the collection and analysis of market information;

Increase in mobile phone replacements: The Ministry of Information Industry of the PRC has estimated that with the improving living standard in large and medium cities, the mobile phone replacement rate in cities may increase to 70-75% for 2007 from 40-50% for the previous year (data source: China Electronics News);

Delivery of next generation products: As reflected in the PRC government’s issuance of the “Integration of 3 Networks” in the 11th Five Five-Year Plan (the PRC Central Government’s Plan for the implementation of 3G technology for 2006-2010), the PRC will see an accelerated development between the next generation of telecommunication and 3C (Computer, Communication, Consumer Electronics) from 2006 to 2010;

Increase in the number of new customers arising from mobile products launched by telecommunication operators: Gartner Inc. (NYSE: IT), the world’s leading information technology research and advisory company, estimated that global mobile phone sales in Q1 of 2007 were 257.4 million, up 14% from the same period of the previous year, with Asia and Pacific Area increasing over 40% while Western Europe and North America only increased 4% and 2%, respectively.

OUR STRATEGIES

Continuing our focus on mid level and high end products. Beginning in 2007, we shifted our operations strategy to increase profitability and avoid the mass distribution of low priced products. This strategy included a renewed focus on the importance of our mid-level and high-end products. We predict that the industry in general will focus on the application of multimedia features (“Mobile TV”, “Mobile Video”, and “Walkman” phones), intelligent handsets (“Smart Phones”), and specialized occupation or industry handheld devices and software (“PDA”, “Mobile Stock”, and “Mobile Dictionary”). We believe that the primary competitive factors in the cell phone industry are targeted marketing and sales (including niche marketing and segmentation), brand recognition, product quality, product layout and value propositions.

Maximizing strategic relationships. In order to continue our successful growth and further expand our business, we are committed to enlarging our customer base and maintaining our after-sale service. We are continuing to optimize our operations to achieve an appropriate balance of material supplies and finished products in our inventory while maintaining a healthy turnover rate. Since 2006, we have formed strategic relationships with telecommunication operators and suppliers (such as Unicom Huasheng Telecommunications Technology Co. Ltd. and Beijing Enxiang Networking Engineering Company) to increase our sales and orders, and in 2007 we entered into cooperative agreements with several software designers and developers (such as Shanghai Yuede Computer Networking Engineering Co., Ltd.). We will continue to maximize our relationships with other strategic partners (including CEC Cellular Limited (“CECM”), Beijing Xingwang Shidai Tech & Trading Co., Ltd. (“XWSD”) and CECT-Chinacom Communications Co., Ltd. (“CECT-Chinacom”) to increase our market penetration.

Acquisition of Manufacturing Facility. On August 27, 2007 we signed a Letter of Intent to acquire 60% of the shares of Hebei Lemon Times Communications Equipment Manufacturing Co. Ltd (“Lemon Times”) in the Hebei Province for cash and stock of the Company. Lemon Times is a private limited liability company incorporated under PRC laws. Lemon Times has a 5,000 square meters electronics factory on approximately 64,000 square meters of land that includes one complete SMT (Surface Mount Technology) product line which can produce feature-rich mobile units and other electronic products, as well as four EOL (End Of Life) product lines available for assembly, testing and packaging. Lemon Times also currently employs more than 100 skilled technical staff and has achieved electronic information industry ISO 9000 Quality Management System Certification. Lemon Times also expects to achieve OHSAS18000 and ISO14001 certification in the coming months. Currently, the auditors are continuing their audit of Lemon Times, and the acquisition agreement will be finalized and the transaction consummated following the completion of the audit.

Supplying the Beijing Olympic Games. Beijing will host the Olympic Games in August 2008. Hosting the Olympic Games in Beijing will require the development and implementation of new telecommunication technologies and products that will benefit the mobile market as a whole. In order to take advantage of this opportunity, we are in negotiations with the digital operation platform provider for the Beijing Olympics Authority to become one of the suppliers of digital mobile terminals for the Olympic Games. We also anticipate providing products associated with specific competitions in the Olympic Games.

We took advantage of cell phone market expansion by introducing more enhanced 2.5G wireless products to the public in the PRC during 2007. We believe Xelent is positioned to take advantage of the business opportunities presented by the 3G platform because:

•	We have already commenced the development of our own 3G cellular phone products;

•	We are planning to join the Time Division Synchronous Code Division Multiple Access Industry League ("TD-SCDMA") which will enable us to obtain our 3G license more easily; and

•
We have already taken steps toward obtaining 3G cellular phone manufacturing licenses from the PRC government. To obtain 3G licenses, qualified companies must own a production facility other than OEM. This requirement is the primary reason we intend to use a significant portion of the proceeds of this offering to acquire a production facility. Owing our own manufacturing facility will also reduce our reliance on third-party manufacturers and suppliers for the ORSUS branded mobile phones and may permit us to provide OEM production for other companies.

RISK FACTORS

We face risks in operating our business, including risks that may prevent us from achieving the objectives of our growth strategies. You should carefully consider these risks before investing in our common stock. For a description of the risks affecting our business or an investment in our common stock, please see the section entitled “Risk Factors.”

THE OFFERING

Securities offered	[__________] shares

Common stock outstanding immediately before this offering	29,756,000 shares
Common stock outstanding immediately after this offering:
without over-allotment option(1)	[__________] shares
with over-allotment option(1)(2)	[__________] shares
Use of proceeds
We intend to use the net proceeds from this offering to continue new product development, to integrate 3G technologies into our existing products, to acquire a manufacturing facility, and for general corporate purposes, capital expenditures and working capital.

Dividend Policy
We have never paid dividends to our stockholders. We will consider future dividends on a discretionary basis, based on continuing profitability and our strategic and operating needs. There can be no guarantee that future dividends will be paid.

American Stock Exchange symbol for our common stock	“ORS”
________

(1)	Excludes ________ shares of our common stock issuable upon exercise of underwriter’s warrants.

(2)  These shares may be issued upon exercise of a 45 day option granted to the underwriters to cover over-allotments.

SUMMARY FINANCIAL DATA

The following summary financial information contains the consolidated statement of operations data for the nine months ended September 30, 2007 and 2006 (unaudited) and each of the periods ended December 31 (audited) for the three-year period from incorporation of the Company (May 2004) to December 31, 2006, and the consolidated balance sheet data as of September 30, 2007 (unaudited) and year-end for each of the years in the three-year period ended December 31, 2006. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
	(in thousands, except share and per share amounts)
Revenues	$58,411	$45,901	$68,108	$28,705	$70,822

Costs of Sales	47,586	37,879	55,226	22,272	56,231

Sales & Marketing Expenses	389	926	1,045	1,554	3,314

General & Admin Expenses	763	519	1,560	1,064	1,435

R&D Expenses	319	187	255	413	586

Depreciation & Amortization	113	149	175	310	598

Allowance for Obsolete Inventory	700	-	1,387	98	-

Allowance for Trade Deposit Receivable	1,487	1,364	-	-	-

Loss on Disposal of property, Plant and Equipment	-	-	454	-	-

Interest Expenses	747	70	116	25	143

Other Income, net	21	1	75	544	64

Income Before Taxes and Minority Interest	6,328	4,808	7,965	3,513	8,579

Minority Interest	-	-	-	-	120

Income Tax	1,062	160	1,247	21	-

Net Income	5,266	4,648	6,718	3,492	8,699

Weighted Average Common Shares Outstanding (Basic and diluted)	29,756	29,756	29,756	29,756	29,756

Net Income Per Common Share - Basic and Diluted	0.18	0.16	0.23	0.12	0.29

	As of September 30,	As of December 31,
Consolidated Balance Sheets	2007(unaudited)	2006	2005	2004
	(in thousands)
Current Assets	60,019	45,567	30,230	28,243

Total Assets	60,412	45,887	31,011	29,021

Current Liabilities	32,863	23,604	16,072	17,923

Total Liabilities	32,863	23,604	16,072	17,923

Total Stockholders’ Equity	27,549	22,283	14,939	11,098

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the proposed facility acquisition on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

Our dependence on government contracts;

Fluctuation and unpredictability of costs related to our products and services;

Changes in the laws of the PRC that affect our operations;

Our failure to meet or timely meet contractual performance standards and schedules;

Any recurrence of severe acute respiratory syndrome (SARS) or Avian Flu;

Reduction or reversal of our recorded revenue or profits due to “percentage of completion” method of accounting;

Our dependence on aluminum markets;

Exposure to product liability and defect claims;

Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

Development of a public trading market for our securities;

The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.”

These risks and uncertainties, along with others, are also described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. The risks described below are not the only ones facing our Company and you should pay particular attention to the fact that we conduct our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries.. Additional risks not presently known to us or that we currently deem immaterial may also impair our operations.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus. With respect to this discussion, the terms, “we,” “us,” or “our” refer to the combined business of Orsus Xelent Technologies, Inc. and our wholly-owned subsidiary, Beijing Orsus Xelent Technology & Trading Company Limited (“Xelent”).

RISKS RELATED TO OUR BUSINESS

Loss of significant customers, or other major customers, could occasionally hurt our business by reducing our revenues and profitability.

Our success depends substantially upon retaining our significant clients. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future. For the nine months ended September 30, 2007, we had two major customers: Beijing Xingwang Shidai Tech & Trading Co., Ltd., which was responsible for over 93% of our revenues, and China Electronic Appliance Corporation, who became our customer in the second quarter in 2007. We have developed and enhanced our relationship with and positioned ourselves for long-term cooperation with them by taking the following steps:

•	we assisted them in coordinating their sales channels and carriers;

•	we ensured they received high performance products at the specified prices; and

•	we worked with their feedback regarding consumer demands regarding our products and responded by adjusting our product lines and providing them our most favorable products.

Competition from providers of similar products and services could materially adversely affect our revenues and financial condition.

The industry in which we compete is a rapidly evolving, highly competitive and fragmented market driven by consumer preferences and quickly evolving technology. Our competitors are comprised of overseas brands, such as Nokia, Motorola and Samsung, and domestic brands, such as Lenovo, Bird, Amoi, Changhong and Gionee, among others. We believe that the main competitive factors in the cell phone industry are effective marketing and sales, brand recognition, product quality, product placement and availability, niche marketing and segmentation. We expect competition to intensify in the future due to the increased number of competitors and the factors discussed below. Other companies, both foreign companies and Chinese enterprises, may also enter the PRC market with better products or services, greater financial and human resources and/or greater brand recognition. Competitors will also continue to improve or expand current products and introduce new products. There can be no assurance that we will be able to compete effectively or that we will have the significant resources in technical innovation, business development, advertising and marketing necessary to compete effectively and build our brand awareness. Remaining competitive will require substantial human and capital resources of us and further developing brand awareness of our products and services, features and functionality, and cost. We may also have to continue to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be sufficient. We cannot assure that it will have sufficient resources to make these investments or that we will be able to make the advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margin and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

We depend on key personnel for the success of our business. Our business may be severely disrupted if we lose the services of our key executives and employees or fail to add new senior and middle managers to our management.

Our future success is heavily dependent upon the continued service of our key executives. Our future success is also dependent upon our ability to attract and retain qualified senior and middle managers to our management team. If one or more of our current or future key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into an employment agreement with us.

We also rely on a number of key technology staff for the operation of our Company. Given the competitive nature of our industry, the risk of key technology staff leaving our Company is fairly high and could disrupt our operations.

We rely on a third party production center.

We utilize a third party production center for the manufacture of the products we sell to our customers. Should we be required to utilize a different source for our manufactured products our costs could be negatively affected.

The acquisition of a manufacturing facility is costly and such acquisition may not enhance our financial condition.

The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring a manufacturing facility, there are no assurances that the operations of these business will enhance our future financial conditions, including to the extent that the business acquired does not remain competitive, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and harm our operating results.

We plan to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets and sales channels, enhance our technical capabilities, or otherwise offer growth opportunities. If we make any future acquisitions, we could issue stock that would dilute existing stockholders’ percentage ownership, incur substantial debt, or assume contingent liabilities.

Our experience in acquiring other businesses and technologies is limited. Potential acquisitions also involve numerous risks, including the following:

•	problems integrating the purchased operations, technologies, products, or services with our own;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core businesses;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	potential loss of key employees and customers of purchased organizations;

•	increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act; and

•	risk of impairment charges related to potential write-downs of acquired assets in future acquisitions.

Our acquisition strategy entails reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems, and financial controls. Unforeseen expenses, difficulties, and delays frequently encountered in connection with rapid expansion through acquisitions could inhibit our growth and negatively impact our profitability. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. In addition, we may encounter difficulties in integrating the operations of acquired businesses with our own operations or managing acquired businesses profitably without substantial costs, delays, or other operational or financial problems.

Rapid growth and a rapidly changing operating environment may strain our limited resources.

We will need to increase our investment in our technology infrastructure, facilities and other areas of operations, in particular our product development. If we are unable to manage our growth and expansion effectively, the quality of our products and services and in turn our customer support could deteriorate and our business may suffer. Our future success will depend on, among other things, our ability to:

continue to develop through our research and development facilities new technologies acceptable to the PRC market,

continue training, motivating and retaining our existing employees and attract and integrate new employees, including our senior management, most of whom have been with our Company for less than one year, develop and improve our operational, financial, accounting and other internal systems and controls, and maintain adequate controls and procedures to ensure that our periodic public disclosure under applicable laws, including U.S. securities laws, is complete and accurate.

Unless we are able to take advantage of technological developments on a timely basis, we may experience a decline in a demand for our services or may be unable to implement our business strategy.

Our industry is experiencing rapid change as new technologies are developed that offer consumers an array of choices for their communications needs. In order to grow and remain competitive, we will need to adapt to future changes in technology, to enhance our existing offerings and introduce new offerings to address our customers’ changing demands. If we are unable to meet future advances in competing technologies on a timely basis or at an acceptable cost, we could lose customers to our competitors. Technological advances, the introduction of new products, new designs and new manufacturing techniques could render our inventory obsolete, or it could shift demand into areas where we are not currently engaged. If we fail to adapt to those changing conditions in a timely and efficient manner, our revenues and profits would likely decline. To remain competitive, we must continue to incur significant costs in product development, equipment and facilities and to make capital investment. These costs may increase, resulting in greater fixed costs and operating expenses. As a result, we could be required to expend substantial funds for and commit significant resources to the following: research and development activities on existing and potential products; additional engineering and other technical personnel; advanced design, production and test equipment; manufacturing services that meet changing customer needs; and technological changes in manufacturing processes. Our future operating results will depend to a significant extent on our ability to continue to provide new products that compare favorably on the basis of time to market, cost and performance with the design and manufacturing capabilities and competing third-party suppliers and technologies. Our failure to increase our net sales sufficiently to offset these increased costs would reduce our profitability.

Our research and development efforts may not lead to successful development of commercially viable or acceptable products, which could cause a decline in customer use of our products.

The markets in which we compete are characterized by:

•	rapidly changing technology;

•	evolving industry standards and transmission protocols;

•	frequent improvements in products and services; and

•	fierce competition from well-funded and technologically advanced companies.

To succeed, we must continually improve our current products and develop and introduce new or enhanced products that adequately address the requirements of our customers and are competitive in terms of functionality, performance, quality and price. We are currently developing new 3G products, however, our research and development efforts may not lead to any new or enhanced products or generate sufficient market share to justify commercialization. For example, 3G is a new and evolving technology, and we may not be able to recoup our research and development costs and expenses, we may not be able to serve our customers’ 3G needs, and customers may refuse to purchase our products.

Changes in industry standards, technology, customer requirements and government regulation could limit our ability to sell our products.

The mobile phone market is characterized by changing end-user preferences and demand for new and advanced functions and applications on wireless handsets, rapid product obsolescence and price erosion, intense competition, evolving industry standards and wide fluctuations in product supply and demand. This requires us to continuously develop new products and enhance our existing products to keep pace with evolving industry standards and rapidly changing customer requirements. In order to encourage widespread market adoption of 2G, 2.5G and 3G technologies, efforts have been made to develop industry standards, and we have designed our products to comply with these standards. Changes in industry standards, or the development of new industry standards, may make our products obsolete or negate the cost advantages we believe we have in our products.

Our business, operating results, financial condition and cash flows could be adversely affected by any decline in demand for our existing products, the introduction of products and technologies by our competitors that serve as a replacement or substitute for, or represent an improvement over, our existing products, technological innovations or new standards that our existing products do not address, or our inability to release enhanced versions of our existing products on a timely basis. We have begun to offer products based on the 3G standard promoted by the PRC government, and are focusing a significant portion of our product design and sales and marketing efforts on products that comply with such standard. We also are devoting significant resources to the development of solutions that will support certain 2.5G wireless standards and 3G wireless standards. If the wireless standards for which we are developing products are not widely adopted by the market, we may not be able to sell these 2.5G and 3G solutions and our revenue could decline. Because it is not practicable to develop products that comply with all current standards and standards that may be adopted in the future, our ability to compete effectively will depend on our ability to accurately select industry standards that will be widely adopted by the market and to design our products to support those relevant industry standards. We may be required to invest significant effort and to incur significant expense to redesign our products to address relevant standards. We may not have the financial resources to fund future innovations. If our products do not meet relevant industry standards that are widely adopted for a significant period of time, our revenue would decline, adversely affecting our operating results, business and prospects.

If the wireless communication sector in China does not maintain its current pace of growth, or the PRC government does not issue the Company a 3G license in the near future, the profitability and future prospects of our business and our liquidity could be materially and adversely affected.

Our future success depends on the continued growth of the PRC wireless communication industry. Any slowdown in the development of the wireless communication industry in China or reduction in our customers’ expenditures on mobile phone products and services may reduce market demand for our products and services. Alternatively, if the PRC government or other relevant regulatory authorities fail to allow construction of new wireless communication networks, or decide to terminate, delay or suspend construction or extension of new or existing wireless communication networks, the profitability and future prospects for our business could be materially and adversely affected.

The third generation wireless communication, or 3G, network deployment will require significant capital investment by PRC telecommunication operators, including investments in wireless coverage products and services, RF parts and components and wireless communication systems. Therefore, we believe that issuance of 3G licenses will in general have a positive impact on the growth of our business. Until we receive our 3G license from the PRC government, the expected return on our investments in 3G technology is uncertain. Continued delay in the issuance of 3G licenses will negatively impact our business growth and liquidity.

Our ability to generate revenues could suffer if the PRC market for cellular phones does not develop as anticipated.

The cellular phones market in the PRC has evolved rapidly over the last four years, with the introduction of new products, development of consumer preferences, market entry by new competitors and adaptation of strategies by existing competitors. We expect each of these trends to continue, and we must continue to adapt our strategy to successfully compete in our market. It is extremely difficult to accurately predict consumer acceptance and demand for various existing and potential new offerings and services, and the future size, composition and growth of this market.

We may not be able to adequately protect our intellectual property, and we may be exposed to infringement claims by third parties.

We rely on contractual restrictions on disclosure to protect our intellectual property rights. Monitoring unauthorized use of our information services is difficult and costly, and we cannot be certain that the steps we take will effectively prevent misappropriation of our technology and content. Our management may determine in the future to make application for copyright, trademark or trade secret protection if management determines that such protection would be beneficial and cost-effective.

From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. In addition, third parties may initiate litigation against us for alleged infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or content or license the infringed or similar technology or content on a timely basis, our business could suffer. Moreover, even if we are able to license the infringed or similar technology or content, license fees that we pay to licensors could be substantial or uneconomical.

Our products may be subject to counterfeiting and/or imitation, which could harm our business and competitive position.

We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

We have limited business insurance coverage.

The insurance industry in the PRC is still at an early stage of development. Insurance companies in the PRC offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Product defects or the failure of our products to meet specifications could cause us to lose customers and revenue or to incur unexpected expenses.

If our products do not meet our customers’ performance requirements, our customer relationships may suffer. Also, our products may contain defects or fail to meet product specifications. Any failure or poor performance of our products could result in:

•	delayed market acceptance of our products;

•	delayed product shipments;

•	unexpected expenses and diversion of resources to replace defective products or identify and correct the source of errors;

•	damage to our reputation and our customer relationships;

•	delayed recognition of sales or reduced sales; and

•	product liability claims or other claims for damages that may be caused by any product defects or performance failures.

If the limited warranty provisions in our contracts are unenforceable in a particular jurisdiction or if we are exposed to product liability claims that are not covered by insurance, a claim could harm our business.

We may have difficulty collecting our accounts receivable.

During the normal course of business, we extend unsecured credit to our customers. Typical credit terms require payment to be made within 90 days of the invoice date. We do not require collateral from our customers.

We regularly evaluate and monitor the creditworthiness of each customer on a case-by-case basis. We include any account balances that are determined to be uncollectible in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believes that its allowance for doubtful accounts as of September 30, 2007 and December 31, 2006 was adequate, respectively. However, actual write-off may exceed the recorded allowance.

We currently offer and intend to offer open account terms to certain of our customers, which may subject us to credit risks, particularly in the event that any receivables represent sales to a limited number of customers or are concentrated in particular geographic markets. The collection of our accounts receivable and our ability to accelerate our collection cycle through the sale of accounts receivable is affected by several factors, including, but not limited to:

•	our credit granting policies,

•	contractual provisions,

•	our customers’ and our overall credit rating as determined by various credit rating agencies,

•	industry and economic conditions, and

•	the customer’s and our recent operating results, financial position and cash flows.

Adverse changes in any of these factors, certain of which may not be wholly in our control, could create delays in collecting or an inability to collect our accounts receivable which could impair our cash flows and our financial position and cause a reduction in our results of operations.

Our financial results may be affected by mandated changes in accounting and financial reporting.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies may have a significant effect on our reported results and may even retroactively affect previously reported transactions.

The cyclical nature of the aluminum industry causes variability in our production costs and cash flows.

Our costs of production depend on the market for primary aluminum, which is a highly cyclical commodity with prices that are affected by global demand and supply factors and other conditions. Historically, aluminum prices have been volatile and we expect such volatility to continue. These prices are driven, in part, by global demand for aluminum arising from favorable global economic conditions and strong demand in China.

RISKS RELATED TO DOING BUSINESS IN THE PRC

There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

A downturn in the PRC economy may slow down our growth and profitability.

The growth of the PRC economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the PRC economy will be steady or that any downturn will not have a negative effect on our business. Our profitability will decrease if expenditures for wireless services decrease due to a downturn in the PRC economy. More specifically, increased penetration of wireless services in the less economically developed central and western provinces of the PRC will depend on those provinces achieving certain income levels so that cellular phones and related services become affordable to a significant portion of the population.

Government regulation of the telecommunications industry may become more complex.

Government regulation of the telecommunications industry is highly complex. New regulations could increase our costs of doing business and prevent us from efficiently delivering our services. These regulations may stop or slow down the expansion of our user base and limit the access to our services.

Because we depend on governmental agencies for a portion of our revenue, our inability to win or renew government contracts could harm our operations and reduce our profits.

Our inability to win or renew Chinese government contracts could harm our operations and reduce our profits. Chinese government contracts are typically awarded through a regulated procurement process. Some Chinese government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn may require us to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts will be negatively impacted. Finally, Chinese government clients can generally terminate or modify their contracts with us at their convenience.

We rely on sales to the Chinese government and a significant decline in overall government expenditures or a delay in the payment of our invoices by the government could have a negative impact on our future operating results.

We believe that some of the success and growth of our business will continue to depend on our ability to win government contracts. Many of our government customers are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies. Our operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

•	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•	delays or changes in the government appropriations process; and

•	delays in the payment of our invoices by government payment offices.

The uncertain legal environment in the PRC could limit the legal protections available to you.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little value as precedent in the PRC. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters. The overall effect of legislation enacted over the past 20 years has significantly enhanced the protections afforded to foreign invested enterprises in the PRC. However, these laws, regulations and legal requirements are relatively recent are evolving rapidly, and their interpretation and enforcement involve uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our business and results of operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, and in Beijing where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices that would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the PRC economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Changes in the PRC’s political and economic policies could harm our business.

The economy of PRC has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the PRC government have had a positive effect on the economic development of the PRC, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the PRC economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

•	economic structure;

•	level of government involvement in the economy;

•	level of development;

•	level of capital reinvestment;

•	control of foreign exchange;

•	methods of allocating resources; and

•	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of the OECD member countries. As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources by controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. While these measures may benefit the overall PRC economy, they may also have a negative effect on us, especially if such measures create an unfriendly environment for businesses in the technology sector of the economy.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Because almost all of our future revenues may be in the form of Renminbi (the “RMB”), any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside the PRC or to make dividend or other payments in U.S. dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

Because our revenues are generated in RMB and our results are reported in U.S. dollars, devaluation of the RMB could negatively impact our results of operations.

The value of RMB is subject to changes in the PRC’s governmental policies and to international economic and political developments. In January, 1994, the PRC government implemented a unitary managed floating rate system. Under this system, the People’s Bank of China, or PBOC, began publishing a daily base exchange rate with reference primarily to the supply and demand of RMB against the U.S. dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for RMB within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. dollar to RMB from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined. This modification has resulted in an approximate 7.3% appreciation of the RMB against the U.S. dollar from July 21, 2005 to May 2, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further fluctuations of the exchange rate of RMB against the U.S. dollar, including possible devaluations. As all of our net revenues are recorded in RMB, any future devaluation of RMB against the U.S. dollar could negatively impact our results of operations.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our ordinary shares or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in the PRC would be reduced.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in the PRC has been as high as approximately 20% and the PRC has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the PRC economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in the PRC which could, in turn, materially increase our costs and also reduce demand for our products and services.

We are subject to the United States Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, particularly in our industry since it deals with contracts from the Chinese Government, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Exchange Agreement (defined herein). If our competitors engage in these practices they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results,

•	announcements of new products and services by us or our competitors,

•	changes in financial estimates by securities analysts,

•	changes in the economic performance or market valuations of other companies providing similar products and services,

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

•	additions or departures of key personnel,

•	potential litigation, or

•	conditions in the cellular phone market.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Stockholders could experience substantial dilution.

We may issue additional shares of our capital stock to raise additional cash for working capital. If we issue additional shares of our capital stock, our stockholders will experience dilution in their respective percentage ownership in the Company.

We have no present intention to pay dividends.

We have never paid dividends or made other cash distributions on our common stock, and do not expect to declare or pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of stockholders.

50.41% or 15,00,000 shares of our common stock are held by three stockholders, including 30.25% held by our executive officers and directors as a group. As a result, these stockholders are able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as follows:

Assuming an offering price of $_____ per share, the mid-point of the range shown on the cover of this prospectus, we estimate that the net proceeds from this offering will be approximately $________, or $____________if the underwriters' over-allotment option is exercised in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase in the public offering price per share would increase the expected net proceeds by approximately $___________. A $1.00 decrease in the public offering price per share would decrease the expected net proceeds by approximately $___________. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering.

We foresee two critical events that will occur in the PRC in the next year: the Olympic Games in Beijing and the official granting of 3G mobile production licenses by the PRC government. In order to take advantage of the opportunities presented by these two events, we plan to acquire a factory to internalize and better control our production process, focus on new product research and development and the integration of 3G technology into our existing products, continue our development of advanced mobile technologies, strengthen our brand recognition, and build upon our cooperative relationships with telecommunications operators in the PRC. We intend to use the proceeds of this offering as follows:

Use of Net Proceeds of Offering	Without Over-Allotment Option		Over-Allotment Option Exercised
	$ of Net Proceeds	% of New Proceeds	$ of Net Proceeds	% of New Proceeds
Acquisition of manufacturing facility		50%	$

Research and development expenses for new 3G products and new digital platform terminals		20%

Production costs for launching 3 mobile models of new technologies, with each model consisting of over 20,000 production units		30%

Pending the consummation of the acquisition described above, proceeds will be used for general corporate purposes, capital expenditures, and working capital. We may need to build additional facilities and purchase new equipment for the acquired factory. We will reorganize the established facilities in accordance with our products and manufacturing needs as well as recruit and train additional employees to supplement the those employees and managers who remain. We also intend to increase the production scale for our products which may result in an increase in our purchases of raw materials.

In the event the proceeds of this offering cannot be generated in time, we will still implement the projects and will temporarily reserve cash in-flow to acquire the factory. After the acquisition is completed, we may use the factory as collateral to obtain a bank loan to maintain operations. This may require us to adjust the development and launch schedules of the new products due to reallocation of financial resources, such as producing and releasing them in sequence in stead of all at the same time. The finalization of the acquisition will be subject to the completion of the proper audit and due diligence of the target company, which will determine when the proceeds of the offering will be needed to finance the acquisition.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of our common stock have been listed for trading on AMEX under the ticker symbol “ORS” since May 10, 2007. The following table sets forth the quarterly average high and low bid prices per share for our common stock for the period commencing with the Exchange Agreement (as defined in the Overview portion of the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and ending on September 30, 2007:

	Common Stock
Fiscal Year Ended	High	Low
December 31, 2005
First Quarter	NA	NA
Second Quarter	$3.10	$1.90
Third Quarter	$2.00	$1.10
Fourth Quarter	$2.25	$1.29

December 31, 2006
First Quarter	$2.40	$1.85
Second Quarter	$2.60	$1.90
Third Quarter	$2.06	$1.10
Fourth Quarter	$3.00	$1.60

December 31, 2007
First Quarter	4.04	2.55
Second Quarter	5.60	3.05
Third Quarter	4.05	2.00
Fourth Quarter	7.90	2.25

The source for the high and low closing bids quotations is the Google Finance website and does not reflect inter-dealer prices. Such quotations are without retail mark-ups, mark-downs or commissions, and may not represent actual transactions and have not been adjusted for stock dividends or splits.

Holders.

As of December 31, 2007, we had approximately 2,500 stockholders of our common stock of record, and our common stock had a closing bid price of $2.55 per share.

Dividends and Related Policy.

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

Securities Authorized for Issuance Under Equity Compensation Plans.

As of the fiscal year ended December 31, 2007, we have no shares of our common stock or preferred stock that are issuable under compensation plans approved by our security holders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains the consolidated statements of operations data for the nine months ended September 30, 2007 and 2006 (unaudited) and each of the years in the three-year period from the incorporation of the Company (May 2004) to December 31, 2006 and the consolidated balance sheet data as of September 30, 2007 and 2006 (unaudited) and year-end for each of the years in the three-year period ended December 31, 2006. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of September 30, 2007 and 2006. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
	(in thousands, except share and per share amounts)

Revenues	$58,411	$45,901	$68,108	$28,705	$70,822

Operating Expenses	51,327	41,024	60,102	25,711	62,164

Other Income - Interest, net	21	1	75	544	64

Net Income	5,266	4,648	6,718	3,492	8,699

Weighted Average Common Shares Outstanding (Basic and diluted)	29,756	29,756	29,756	29,756	29,756

Net Income Per Common Share – Basic and Diluted	0.18	0.16	0.23	0.12	0.29

Consolidated Balance Sheets	As of September 30,	As of December 31,
	2007(unaudited)	2006	2005	2004
	(in thousands)

Current Assets	$60,019	$45,567	$30,230	$28,243

Total Assets	60,412	45,887	31,011	29,021

Current Liabilities	32,863	23,604	16,072	17,923

Total Liabilities	32,863	23,604	16,072	17,923

Total Stockholders’ Equity	27,549	22,283	14,939	11,098

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

The Company was organized under the laws of State of Delaware in May 2004, under the name of “Universal Flirts Corp.” On June 1, 2004, the Company acquired all the issued and outstanding shares of Universal Flirts Inc., a New York corporation, from Darrel Lerner, the sole shareholder, in consideration for the issuance of 8,500,000 shares of the Company’s common stock to Mr. Lerner pursuant to a stock exchange agreement between Universal Flirts Inc. and the Company. Pursuant to the stock exchange transaction, Universal Flirts Inc. became a wholly-owned subsidiary of the Company. Pursuant to a Stock Transfer Agreement dated March 29, 2005, the Company transferred all of the common stock of Universal Flirts, Inc. to Mr. Darrell Lerner in exchange for the cancellation of 28,200,000 shares of the Company’s common stock. Immediately following such cancellation, the Company had 14,756,000 shares of its common stock outstanding.

On March 31, 2005, Universal Flirts Corp. completed a stock exchange transaction with the stockholders of United First International Limited (“UFIL”), a company incorporated under the laws of Hong Kong. The exchange was consummated under the laws of State of Delaware and pursuant to the terms of the Securities Exchange Agreement dated as of March 31, 2005 (the “Exchange Agreement”). In connection with its acquisition of UFIL, the Company also authorized a 4-1 forward split of its common stock. Pursuant to the Exchange Agreement, Universal Flirts Corp. issued 15,000,000 shares of its common stock, $0.001 par value, to the stockholders of UFIL, representing approximately 50.41% of the Company’s issued and outstanding common stock, in exchange for 20,000,000 outstanding shares of UFIL and cash payment of $50,000 from UFIL. Immediately after giving effect to the exchange, the Company had 29,756,000 shares of its common stock outstanding. Pursuant to this exchange, UFIL became a wholly-owned subsidiary of the Company and most of the Company’s business operations are now conducted through UFIL’s wholly-owned subsidiary, Beijing Orsus Xelent Technology & Trading Company Limited, a limited liability company established in Beijing under the laws of the PRC in May of 2003.

On April 19, 2005, the Company, changed its list name to Orsus Xelent Technologies, Inc.

In April 2007, the Company’s common shares were approved for listing on the American Stock Exchange (“AMEX”), and began trading on AMEX on May 10, 2007 under the ticker symbol “ORS”. The Company’s CUSIP Number is 68749U106.

Subsidiaries

Beijing Orsus Xelent Technology & Trading Company Limited - The business operations of UFIL are conducted through its wholly-owned subsidiary, Beijing Orsus Xelent Technology & Trading Company Limited ("Xelent"), which is also commonly called “Orsus Cellular” within the cellular phone industry. Incorporated in May 2003 under the laws of the PRC, Xelent has been engaged in the business of designing economically priced cellular phones for retail and wholesale distribution. In February 2004, Xelent registered “ORSUS” with the PRC State Administration for Industry and Commerce as its product trademark. The cellular phone products produced by Xelent are customarily equipped with industry leading features, including 1.8-inch to 2.8-inch CSTN (Color Super Twisted Nematic), TFT (Thin Film Transistor) or QVGA (Quarter Video Graphic Array) dual-color display, 1 minute to 4 hours video recording, 300K to 3 million pixel photography, MP3 (Moving Picture Experts Group Audio Layer III), MPEG 4 (Moving Picture Experts Group Audio Layer IV) and Universal disk (U disk) support, dual stereo speakers, e-mail messaging, multimedia messaging, 40 to 64 ring tone storage, slim bar-phone & flip-phone technology and ultra-thin innovative lightweight design. Xelent has sold approximately 1,615,500 cellular phones since its first product launched in 2004.

In the GSM mobile market, Xelent provided its handsets to various customers and dealers and continues to maintain a good relationship with them. At present, GSM mobile devices constitute a significant percentage of the sales and profit of the Company. Further, Xelent has emphasized the development of specialized application mobile terminals in accordance with market changes and popular features. The Company has established itself in the specialized application field and made significant marketing efforts since entering the field in September 2006. Based on its evaluation of the market and the engagement proposals received from its major customers, the Company began to produce X180 in mass volumes since April 2007 and took advantage of the great opportunity to win the specialized application mobile terminal market. In June 2007, the Company received an order for 15,000 units from China Unicom under an initial intent agreement for 50,000 units. This is the first agreement and order signed with China Unicom, the second largest telecom operator in the PRC, since the establishment of the Company.

We have shipped 10,000 units to Unicom Huasheng and will continue with new deliveries. However, as of June 2007, Unicom Huasheng notified us that the contract would be postponed because of decreased market demand and the government delay of their funding. We have initiated negotiations with Unicom Huasheng with the expectation of resuming the remaining deliveries. Additionally, the Company is about to sign a contract on a new model (Orsus-X688) and is expecting to enter an arrangement for shipments to begin in the first quarter of 2008.

In the first quarter 2007, the Company confirmed its business relationship with China Unicom and started a cooperative relationship based on the specialized application mobile terminal. With the operational expansion during the first two fiscal quarters of 2007, the third quarter witnessed another increase in revenues and net income. The revenues marked a record high for the current year and the net profit exceeds the sum of last two fiscal quarters. It is anticipated that both revenues and profit for this year will reach or surpass that of each year since the establishment of the Company.

Orsus Xelent Trading (HK) Company Limited - In July 2005, we formed Orsus Xelent Trading (HK) Company Limited ("OXHK") under the laws of Hong Kong. This wholly owned subsidiary is engaged in the trading of cellular phones and accessories with overseas customers. In September 2005, OXHK commenced its Hong Kong operations to sell and distribute our cellular phone products and technical support services to customers outside the PRC.

Business Review

In the beginning of 2006, the Company implemented a strategy to set up cooperative relationships with telecom operators and suppliers to increase sales and orders for the Company. Now the benefits of this policy are being realized. The Company has focused on the implementation of 3G mobile technologies in the PRC. The Company has negotiated with many 3G design companies and expects to provide samples to China Mobile for testing. Currently, we are planning to join the TD-SCDMA Industry League, and are working toward obtaining 3G cellular phones manufacturing licenses for the Company (or its holding company) from the PRC government in 2008. The Company has positioned itself well to take advantage of this opportunity. Furthermore, to become less reliant on third-party manufacturers, the Company has worked on preparations to acquire the proposed factory and expects to complete the acquisition by the end of this year. This means the company will change from OEM production to independent production of its own-brand mobile phones.

The Company’s management team has become more experienced and has a clearer focus on sales targets and its distribution market. Furthermore, the Company optimized the organization of its operations during the last year. The newly setup business center has begun to strengthen the ties between the Company, the market and its customers. Meanwhile, the Company continued to work diligently to expand its customer base, including a continued push into the field of specialized applications. Even with these initiatives, the Company continued to grow its traditional markets, as evidenced by the great contribution it made to the fiscal year’s highlights; in the third quarter, traditional handsets contributed prominently to the increase of sales and revenues. For the most recent fiscal quarter ended September 30, 2007, we achieved a 27.25% increase in operational revenues and a 13.30% increase in net profit as compared to the same period last year.

Beginning in 2007, we shifted our operation strategy to increase our profitability and avoid the mass distribution of low price products. Our focus is on the importance of mid-level and high-end products, which will allow us to reduce our operating costs and expenses as compared to revenues.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The policies discussed below are considered by management to be critical to an understanding of our financial statements.

Revenue recognition

Net sales represent the invoiced value of goods, net of value-added tax (“VAT”) and returns. We generally recognize product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. We have a policy of including handling costs incurred for finished goods, which are not significant, in sales and marketing expenses.

Warranties

We offer warranties on the products we manufacture. Terms generally are for one year from the date of sale. Provision for warranty expense is established for costs that are expected to be incurred after the sales and delivery of products under warranty. The balance of warranty provision was $53,000 by the year ended December 31, 2006. The warranty provision is determined based on known product failures, historical experience of the level of repairs and replacements, and other currently available evidence.

Income taxes

Provision for income and other related taxes have been provided in accordance with the tax rates and laws in effect in the PRC.

Income tax expense is computed based on pre-tax income included in the consolidated statements of operations. Deferred income taxes are provided, using the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities and their reported amounts. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the consolidated financial statements.

Trade receivables and allowance for doubtful accounts

Trade receivables are recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest. Trade receivables are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the year in which the estimate is revised. Trade receivables are presented net of an allowance for doubtful accounts of $230,000 and $149,000 as of December 31, 2006 and of 2005 respectively.

Inventories

Inventories are stated at the lower of cost or market. Potential losses from obsolete and slow-moving inventories are provided for when identified. Cost, which comprises all costs of purchase and, where applicable, other costs incurred in bringing the inventories to their present location and condition, is calculated using the weighted average method. Market represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Impairment of long-lived assets

The long-lived assets we hold and use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

RESULTS OF OPERATIONS

The following table sets forth our statements of operations for the nine months ended September 30, 2007 and 2006, and the fiscal years ended December 31, 2006, 2005 and 2004, respectively:

Results of Operations	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
	(in thousands, except share and per share amounts)

Revenues	$58,411	$45,901	$68,108	$28,705	$70,822
Costs of Sales	47,586	37,879	55,226	22,272	56,231
Sales & Marketing Expenses	389	926	1,045	1,554	3,314
General & Admin Expenses	763	519	1,560	1,064	1,435
R&D Expenses	319	187	255	413	586
Depreciation & Amortization	113	149	175	310	598
Allowance for Obsolete Inventory	700	-	1,387	98	-
Allowance for Trading Deposit Receivable	1,487	1,364	-	-	-
Loss on Disposal of property, Plant and Equipment	-	-	454	-	-
Interest Expenses	747	70	116	25	143
Other Income, net	21	1	75	544	64
Income Before Taxes and Minority Interest	6,328	4,808	7,965	3,513	8,699
Minority Interest	-	-	-	-	120
Income Tax	1,062	160	1,247	21	-
Net Income	5,266	4,648	6,718	3,492	8,699
Weighted Average Common Shares Outstanding	29,756	29,756	29,756	29,756	29,756

Net Income Per Common Share –Basic and Diluted	0.18	0.16	0.23	0.12	0.29

Nine Months Ended September 30, 2007 and 2006

The following table summarizes our operating results for the nine months ended September 30, 2007 and September 30, 2006, respectively:

	Nine months ended September 30, 2007		Nine months ended September 30, 2006		Comparison
	$’000	% of Revenue	$’000	% of Revenue	$’000%
Revenue	$58,411	100.00%	$45,901	100.00%	$12,510	27.25%
Cost of sales	47,586	81.47%	37,879	82.52%	9,707	25.63%
Sales & marketing expenses	389	0.67%	926	2.02%	-537	-57.99%
General & admin. expenses	763	1.31%	519	1.13%	244	47.01%
R&D expenses	319	0.55%	187	0.41%	132	70.59%
Depreciation	113	0.19%	149	0.32%	-36	-24.16%
Allowance for obsolete inventories	700	1.20%	-	-	700	100.00%
Allowance for trading deposit receivable	1,487	2.55%	1,364	2.97%	123	9.02%
Interest expenses	747	1.28%	70	0.15%	677	967.14%
Other net income	21	0.04%	1	0.00%	20	2000.00%
Pre-tax profit	6,328	10.83%	4,808	10.47%	1,520	31.61%
Income tax	1,062	1.82%	160	0.35%	902	563.75%
Profit (Loss)	5,266	9.02%	4,648	10.13%	618	13.30%

Revenues

Our revenues were $58,411,000 for nine months ended September 30, 2007, representing an increase of 27.25% as compared to $45,901,000 in the corresponding period in 2006. The increase of our operation revenues as compared to the same period last year was mainly due to two factors: we experienced a slow business period in 2006 because of the reformation of the cellular industry and products which affected our operation revenues for that period; However, in the third quarter of 2007, product sales achieved a record high, with our GSM products continuing to meet the market’s demand for mid-level and high-end handsets, resulting in a higher sales volume and triggering the increased revenue growth over the same period last year.

At present, we divide our products into three categories according to distribution channel:
(1)     tailor-made products for operators;
(2)     specialized application mobile terminals; and
(3)     traditional products for common customers in the market.
For the nine months ended September 30, 2007, our sales reached $34,576,000 or 59.19% of the revenues from our operator-tailored products, $3,914,000 or 6.7% from specialized application mobile terminals, and $19,921,000 or 34.11% from our traditional products.

In addition, we created three series of product lines based on the nature of the products, such as functions, appearances, prices and target market. Our mid-level and low-end products contain a number of attractive features, such as MP3, MPEG4, video recording and outer card storage, while our high-end products contain the above-mentioned features as well as PDA, GPS and office software functions, Mobile TV, special industry applications and others.

Category by Sales Channel	Nine months ended September 30, 2007	Future	Sample Model
Tailor-made products for operators	59%	40% (±5)%	No. 1 and No.2
Specialized application mobile terminals	7%	30% (±5)%	No. 3 and No.4
Traditional products for common customers in the market	34%	30% (±5)%	No. 5 and No.6

Sample Model No. 1

C8000, Dual Networks Simultaneous Standby, business mobile
Network type: CDMA800M / GSM900M/1800M
Body size: 102mm*52mm*19mm
Inner screen: 2.4’ TFT 320*240, 260,000 colors
Ring: embedded MP3 player, MPEG4 video play
Camera: 1.3M pixels
Voice talk time: 180 minutes
Standby time: 70 hours
Remarks: support manual input, outside-connected T-Flash card, flash memory, USB interface to realize rapid storage, PowerWord, MP3, MP4 and Kara OK.
Pricing: high (retailing price at the beginning: RMB 3,500 Yuan)

Sample Model No. 2

X180 Specialized Application Mobile Terminal; High-end product tailor-made for operators
2.8’ super large color manual input screen
Speedy independent CPU 400MHz
GGPS ONE network/satellite positioning
Electronic compass
Bluetooth voice data transmission
Super mass memory and outside memory card (2GB)
Embedded micro-distance bar code scanner
Outside RFID, bar code scanner, mini printer
Linux operating system
Secret mode for call and short message
HTML website browse, WAP browse, email
Powerful MP3 and MP4 multi-media
Mobile office support PDF and OFFICE
Pricing: high (market price: RMB 3,800 Yuan)

Sample Model No. 3

OS70, TFT, HD camera mobile; middle-level products for traditional market; honor and noble
Network type: GSM900/DCS1800
Body size: 98.5×43.5×21 mm
Inner screen: 1.8” CSTN 128*160 pixels, 65000 colors
Outer screen: 1.1”, 96×64, white and black
Digital camera: embedded camera, 300,000 pixels, support shoot of short movie for 3-5 seconds
Ring: 40 PCM, pleasant ring
Voice talk time: 80-120 minutes
Standby time: 60-120 hours
Memory: 128M
State indicator: 7 color lamp for calls
Support MMS
Launch date: July 2004
Pricing: medium (retailing price at the beginning: RMB 2280 Yuan)

Sample Model No. 4

X5, super thin music mobile; middle-level product for traditional market
Network type: GSM, 900/1800MHz
Body size: 109.5*46.5*11.5mm
Inner screen: 2.0”TFTô176*220ô65,000 colors
Ring: embedded MP3 player, MPEG4 video play
Camera: 1.3M pixels
Voice talk time: 120-180 minutes
Standby time: 76-100 hours
Remarks: T-Flash card, maximum of 512M
Pricing: Media and low (retailing price at the beginning: RMB 1060 Yuan)

Sample Model No. 5

C100 low-end CDMA mobile, tailored-made for operators
Network type: CDMA, 1 X 800 MHz
Body size: 82.2*42.6*22.1mm
Inner screen: 1.5”CSTN 128ö160 pixels, 65,000 colors
Ring: 32 PCM pleasant rings
Voice talk time: 80-120 minutes
Standby time: 48-150 hours
State indicator: 7 color lamp for calls
Pricing: low (retailing price at the beginning: RMB 780 Yuan)

Sample Model No. 6

X188, low-end music mobile for traditional market
Network type: GSM, 900/1800MHz
Body size: 101*41*17mm
Inner screen: 1.5”CSTN 128ö160 pixels, 65,000 colors
Ring: embedded MP3 player, MPEG4 (3g format) video
Voice talk time: 120-180 minutes
Standby time: 76-100 hours
Remarks: Mini SD card
Pricing: Low (retailing price at the beginning: RMB 625 Yuan)

Products Segment

In 2007, in order to carry out the business in three major channels, we achieved great improvement in our operator-tailored products. At the same time, we put effort into distributing our traditional products, maintained our joint cooperation projects with our R&D partners and increased our trading activities in order to widen our revenue streams. We increased the number of mobile phone models we sold in the market as compared to the same period last year, most of which were newly created in the current year. Through the first three quarters of 2007, our mid-level and high-end GSM products performed extraordinarily well with accumulated sales of $12,135,000.

The revenues of product segments for the nine months ended September 30, 2007:
			Nine months ended September 30, 2007
Sales Channel	Feature level	Model	$’000	% of Revenue
Tailor-made products for operators	High-end	C8100	8,801	15.07%
Traditional products for common customers in market	Middle-level	CECTA2000	7,762	13.29%
Tailor-made products for operators	High-end	C8000	6,735	11.53%
Traditional products for common customers in market	Low-end	D8110	6,287	10.76%
Traditional products for common customers in market	High-end	OBEE007	4,373	7.49%
Tailor-made products for operators	High-end	D907	4,073	6.97%
Specialized application mobile terminals	High-end	X180	3,914	6.70%
Tailor-made products for operators	Low-end	M5	3,991	6.83%
Tailor-made products for operators	High-end	H8801	3,389	5.80%
Tailor-made products for operators	Low-end	M6	2,908	4.98%
Tailor-made products for operators	High-end	M85	2,449	4.19%
Tailor-made products for operators	Middle-level	N808	2,230	3.82%
Traditional products for common customers in market	Middle-level	N3201	672	1.15%
Traditional products for common customers in market	Middle-level	N3200	629	1.08%
Other			198	0.34%
Total			58,411	100%

For the nine months ended September 30, 2007, total revenue was $58,411,000. The sales of CDMA products reached $38,490,000, representing 65.90% of our total revenue, as a result of the increase in sales of operator-tailored products since the beginning of the year. One factor in the growth was the expanded market for our specialized application mobile terminals Proxlink X180 and other intelligent mobile phones. The sale of GSM products in this period accounted for $19,921,000, or 34.10%, of our total revenue.

Our GSM products are purchased from Hebei Jvyuan Commerce and Trade Co., Ltd. and Beijing Dong Fang Long Yu Trading Company, which include CECTA2000 (Multimedia Player, Camera, Remote Control, Anti-stolen, U-disk), and D8110 (ultra thin, slide PDA with MP3, MP4, Camera, T-Flash Card, PC camera). Our CDMA products are provided by two major suppliers, China Electronic Appliance Corporation and Beijing Tian Hong Bo Communication Apparatus Company Limited, from whom the trading products included X180 of ORS’s brand Proxlink (high-end PDA, specialized application mobile terminal, barcode Scanning, and wireless handling of office work), C8100 (high-end PDA, MP3, MP4, Camera, T-flash Card, GSM & CDMA Simultaneous Standby Dual Mode handset), C8000 (high-end PDA, MP3, MP4, Camera, T-flash Card, GSM & CDMA Simultaneous Standby Dual Mode handset) and D907 (high-end CDMA cell phone of GSM & CDMA Simultaneous Standby Dual Mode, Mobile Stocks).

The increase in the Company’s revenues was attributable to:

•	the launch of specialized application mobile terminals to meet the specific application market;

•	the introduction of fashionable appearances and features to satisfy market demand; and

•	distribution through traditional channels.

Customer Segments

The revenues of customer segments for the nine month ended September 30, 2007:

	Nine months ended September 30, 2007
	$’000	% of Revenue
Beijing Xingwang Shidai Tech & Trading Co., Ltd.	54,497	93.30%
China Electronic Appliance Corporation	3,914	6.70%
Total	58,411	100.00%

 For the nine months ended September 30, 2007, our revenues were mainly derived from two major domestic customers, Beijing Xingwang Shidai Tech & Trading Co., Ltd. (“XWSD”), and China Electronic Appliance Corporation (“CEAC”), in the amounts of $54,497,000 and $3,914,000, respectively, for a total amount of $58,411,000. In particular, Beijing Xingwang Shidai Tech & Trading Co., Ltd. has been our most important customer for a long period, and accounted for 93.30% of the total sales in this period. It is the largest distributor and dealer in Mainland PRC and has sales networks in major cities in the PRC. China Electronic Appliance Corporation, who became our customer in the second quarter, is a subsidiary of China Electronics Appliance Corporation Group (“CEC”), serving as one of the three largest trading enterprises in the electronic industry in the PRC.

Our accounts receivable were mainly derived from XWSD. However, we felt the risks we faced due to our reliance on XWSD were justified based on the following reasons:

1.
We placed a high level of importance on tailor-made products for operators during the restructuring of our product strategies, and the Company determined that XWSD was qualified to be our national distributor because it has over 170 sales branches in the PRC and it maintains close cooperation with provincial subsidiaries of China Unicom. We partnered with XWSD in order to utilize its distribution channels.

2.
Since our products go to end-users under the telecommunication platform operated by China Unicom, we chose XWSD to be our primary customer rather than utilize several small dealers. This helped to save time and control the sales and marketing expenses, even though we place a significant concentration of our sales with XWSD.

3.
At the beginning of 2007, we had a new products plan based on the TD-SCDMA platform. However, this plan had to be postponed because of governmental delays of network implementation. As a result, we had to slow down the supply of tailor-made products to China Mobile and rely on XWSD to increase our sales. Therefore, our accounts receivable were mainly generated by XWSD.

Other net income

For the nine months ended September 30, 2007, other net income accounted for $21,000, or 0.04% of the total revenue. It was mainly generated from selling obsolete raw materials in stock.

Operating expenses

For the nine months ended September 30, 2007, our operating expenses were $51,357,000. The operating expenses included sales and marketing, general and administrative, R & D expenses, and depreciation, which are set forth in the following table together with a comparison with the corresponding amounts from the same period in 2006:

	Nine months ended September 30, 2007		Nine months ended September 30, 2006		Comparison
	$’000	% of Revenue	$’000	% of Revenue	$’000%
Cost of sales	47,586	81.47%	37,879	82.52%	9,707	25.63%
Sales & marketing expenses	389	0.67%	926	2.02%	(537)	(57.99%)
General & Admin. expenses	763	1.31%	519	1.13%	244	47.01%
R&D expenses	319	0.55%	187	0.41%	132	70.59%
Depreciation	113	0.19%	149	0.32%	(36)	(24.16%)
Allowance for obsolete inventories	700	1.20%	-	-	700	100.00%
Allowance for trading deposit receivable	1,487	2.55%	1,364	2.97%	123	9.02%
Total	51,357	87.92%	41,024	89.37%	10,333	25.19%

Cost of sales

The cost of sales consists of material purchases made both by us and by our OEM factories, and any associated production charges or commissions. For the nine months ended September 30, 2007, our cost of sales was $47,586,000, or 81.47% of revenues. The cost of sales as a percentage of revenue decreased by 1.05%, as compared to 82.52% for the corresponding period in 2006. The principal reasons for the decrease were the decrease in sales of traditional mobiles over the period and the increase in sales of specialized application mobile terminal X180, which has a higher gross profit margin, resulting in the increased total gross operating income.

Sales and marketing expenses

Sales and marketing expenses consist of payments made to sales personnel, cost of provision for after-sales services, and marketing and transportation costs.

For the nine months ended September 30, 2007, sales and marketing expenses were $389,000, or 0.67% of the revenues, which shows a decrease of 57.99% as compared to $926,000, or 2.02% of the revenues for the corresponding period in 2006. This sharp decrease was caused by a reduction in the number of personnel. The costs for salaries and social insurances were similarly reduced.

In 2006, the restructuring of the management framework and personnel reduction, which the Company started in the second quarter and finished in the third quarter, caused a decrease in sales and marketing expenses. In the fourth quarter, the after-sale maintenance services were shifted to materials suppliers, reducing the workload of our after-sale service department. After further negotiation, the costs of after-sale services, excluding the employees’ salaries, were borne by our cooperative partners. This resulted in a significant reduction of our sales and marketing expenses.

R&D expenses

Our R&D expenses were $319,000 or 0.55% of total revenue for the nine months ended September 30, 2007, which represents a 70.59% increase, as compared with $187,000 and 0.41%, of total revenue in the same period of 2006. The increase was attributed to the increased spending in research and development of promising and high-margin advanced smart mobile terminals.

General and Administrative expenses

General and Administrative expenses consist of compensation for personnel, depreciation, travel expenses, rental, materials expenses related to ordinary administration and fees for professional services.

For the nine months ended September 30, 2007, the total general and administrative expenses were $2,950,000, or 5.05% of the total revenue. After deducting the inefficient payment receivable of $1,487,000 and the allowance for obsolete inventories of $700,000, the actual general and administrative expenses were $763,000 or 1.31% of the total revenue, representing an increase of $244,000 or 47.01% as compared to $519,000 or 1.13% of the total revenues for the corresponding period in 2006.

Allowance for repairs and returns

For the nine months ended September 30, 2007, the allowance for repairs and returns was $60,199, representing a decrease of $41,188 or 40.62% as compared to $101,386 for the corresponding period in 2006.

Allowance for obsolete inventories

For the nine months ended September 30, 2007, allowance for obsolete inventories was $700,000, which was due to the fact that old models prior to 2006 were not produced any more and some related obsolete inventories were overstocked.

Allowance for trading deposits receivable

For the nine months ended September 30, 2007, allowance for trading deposits receivable was $1,487,000, representing a 9.02% increase as compared to $1,364,000. This increase occurred due to the following reasons:

1.
We organized our production process into many different categories and models. Often we paid in advance for the primary parts or materials, such as chips and boards. The amounts prepaid are relatively large and each cycle is long. As a result, we had a comparatively high balance for prepaid deposits.

2.
A portion of advance payments are fixed percentage of the total anticipated amount that will be required. In order to generate a larger volume of sales, some of our suppliers require their purchasers to pay deposits of 20% or more for raw materials and primary parts.

To change this unfavorable situation, we are in the process of acquiring a factory to set up our own production base and increase our financing capacity. Once we complete this process, we should be able to integrate our material purchases and reduce our required prepayments.

Gross Profit and Gross Profit Margin

For the nine months ended September 30, 2007, our gross profit was $10,825,000, reflecting a significant increase of $2,803,000, as compared to $8,022.000 for the same period of last year. In addition, our gross profit margin for the reporting period was 18.53%, which represents a 1.05% increase as compared to 17.48% for the same period of 2006.

The gross profit margin growth of our entire products lines is attributable to:

1.	the 27.25% increase of revenues for the nine months ended September 30,2007, as compared to the same period last year;

2.	the Company’s increased efforts to develop and distribute our more highly profitable products; and

3.	for the nine months ended September 30,2007, the products which yielded a profit margin of over 18% accounted for 56.89% of our sales revenues.

Net income

For the nine months ended September 30, 2007, our net income was $5,266,000 or a net profit margin of 9.02%, representing an increase of $618,000, or 13.30%, as compared to $4,648,000, or a net profit margin of 10.13% in the same period of 2006. The increase in our net profit is due to our new business strategy and cost controls.

However, our net profit margin does not show a significant change from last year, which is mainly because:

1.	In 2007, we paid income tax at the rate of 12% of aggregated profit.

2.	In 2007, the allowance for obsolete inventories and doubtful accounts amounted to $2,187,000 by the end of third quarter.

Due to comparatively higher profits on mid-level and high-end products, and the increased effectiveness of our control over trade deposits, we achieved net income of $2,570,000 in the third quarter, or 95.33% of the sum of the previous two quarters, which totaled $2,696,000.

Years Ended December 31, 2006 and 2005

Revenues

Our revenues were $68,108,000 for the twelve months ended December 31, 2006, representing an increase of 137.27% as compared to 28,705,000 in the Fiscal Year 2005. After going through an environment of reformation in the cellular phone market in 2005, we adjusted our business model, our market position and our strategy and improved our technology and the quality of our products, in terms of both function and appearance. We believe that we are now in a much better position to deal with the rapidly changing and competitive market for cellular phone products in the PRC. Also, we are better prepared to take advantage of the rejuvenated cellular phone market that has resulted from the reduction in the monthly fee charged by telecommunication providers in the second quarter of 2006.

We continued cooperating with telecommunication operators and expanded the sales of our CDMA products, which accounted for 37% of our total revenues for the year ended December 31, 2006, representing an increase of 398%, compared to 2005. Meanwhile, the sales of GSM products have remained relatively stable. Our business strategy emerged in the second quarter and took effect in the third and fourth quarters.

Our mid-level and low-end products contain a number of attractive features, such as MP3, MPEG4, video recording and outer card storage. Our high-end products contain those same features as well as PDA, GPRS and office software function, special industry applications and other attractive features and functions. The appearance of all our products is in line with the latest trends, including being ultra slim and using metal casing, and they have been well received by our customers. We introduced a middle-grade dual mode cellular phone with both GSM & CDMA applications in the third quarter to meet demand in the market for this type of product.

In 2006, we withdrew from the overseas market and restructured our product strategy to focus on the development of mobile phones for customers in the PRC. As an emerging enterprise, we believed it was very important to increase our market share in the large domestic market of the PRC.

Products Segment

For the year ended December 31, 2006, products that contributed over 10% of our revenues are shown as follows:

	Twelve months ended December 31, 2006
	$’000	% of revenue
D8120	10,805	15.86%
C8000	10,442	15.33%
D8110	10,124	14.86%
Daxian X5	8,395	12.33%
Others	17,923	26.32%

In 2006, we continued our self-developed handsets business and jointly cooperated with our R&D partners, which took 53% of the total revenue, representing a decrease of 5%, as compared to 58% in 2005; we also developed trade sales activities in order to widen our revenue streams, which took 47% of the total revenue in 2006, representing an increase of 5%, as compared to 42% in 2005. The increase in the portion of trading mobile phones activities subsequently provides a risk-control on R&D investments and materials-ordering in facing the competition from the ‘black market’ (counterfeit) cellular phones in the PRC, because the business cycle of trade sales is shorter than R&D models, which made us forestall the ‘black market’ cellular phones in the market.

The total revenue for the twelve months ended December 31, 2006 amounted to $68,108,000, of which the sale of GSM products in this period accounted for $43,064,000, or 63.23%, of our total revenue. The GSM products mainly included, D8120 ($10,805,000), D8110 ($10,124,000), Daxian X5 ($8,395,000), and others ($13,740,000). The sales of CDMA was $25,044,000, representing 36.77% of our total revenue, which included C8000 ($10,442,000), C300 ($4,572,000), C200 ($3,373,000), C109 ($2,474,000), and others ($4,183,000). CDMA sales have sharply increased by $20,012,000, or 397.69%, as compared to $5,032,000 in fiscal year 2005.

Our GSM products are mainly purchased from China Electronic Apparatus Company and Beijing Dong Fang Long Yu Trading Company, which include D8120 (ultra thin, slide PDA with MP3, MEPG4, Camera, T-Flash Card, handwriting touch screen), D8110 (ultra thin, slide PDA with MP3, MEPG4, Camera, T-Flash Card), and X5 (ultra thin with MP3, MEPG4, Camera, T-Flash Card). Our CDMA products are mainly purchased from Tian Feng Ju Yuan Technology Company Limited, Beijing Tian Hong Bo Communication Apparatus Company Limited and Dalian Daxian Telecom Co., Ltd, which include C8000 (a high-end PDA with MP3, MEPG4, Camera, T-Flash Card, GSM & CDMA Simultaneous Standby Dual Mode handset), C300 (a high-end cell phone with colorful screen, MP3, Camera and IM System), C200 (a low-end shell phone with colorful screen, MP3, Camera), and C109 (a low-end bar phone with colorful screen).

Customers Segment

	Twelve months ended December 31, 2006
	$’000	% of revenue
Beijing Xingwang Shidai Tech & Trading Co., Ltd.	36,406	53.45%
CEC Cellular Limited	12,902	18.94%
CECT-Chinacomm Communications Co., Ltd	10,485	15.39%
Others	208	0.31%
Subtotal (Domestic)	60,001	88.10%
Singapore ST	6,112	8.97%
Singapore CEO	1,995	2.93%
Subtotal (Overseas)	8,107	11.90%

Our revenues were primarily derived from three major domestic customers. For the twelve months ended December 31, 2006, our revenues generated from Beijing Xingwang Shidai Tech & Trading Co., Ltd. (“XWSD”), CEC Cellular Limited (“CECM”) and CECT-Chinacomm Communications Co., Ltd (“CECT-Chinacom”) were $36,406,000, $12,902,000, and $10,485,000 respectively. XWSD has been one of the most important customers of Xelent for a long period of time. The sales to XWSD accounted for 53.45% of the total revenues in 2006. The other two major domestic customers accounted for 18.94% (CECM) and 15.39% (CECT-Chinacom) respectively. Both XWSD and CECM are distributors and dealers in mainland PRC, and their sales networks cover most of the major cities in the PRC. CECT-Chinacom is a new customer which began to cooperate with us from the fourth quarter of 2006. CECT-Chinacom is a telecommunication devices and services operator. In the overseas market, we distribute our products to two Singapore customers, ST Electronics (Info-Software Systems) Pte Ltd. and Chartered Electro-Optics Pte Ltd. The revenues generated from these two companies were $8,107,000, or 11.90% of the total revenue.

Other income, net

For the twelve months ended December 31, 2006, other net income was $75,000, or 0.11% of the total revenues. There was a significant decrease as compared with $544,000 of other net income in the same period of 2005. The decrease in other income, net in 2006 was primarily due to the once-off royalty fee rebate amounting to $309,000 in the second quarter of 2005.

Operating expenses

For the twelve months ended December 31, 2006, our operating expenses amounted to $60,102,000. The operating expenses mainly included sales and marketing, general and administrative and R & D expenses and depreciation shown and compared with the same period in 2005 as follows:

	Twelve months ended December 31, 2006		Twelve months ended December 31, 2005		Comparison
	$’000	% of revenue	$’000	% of revenue	$’000%
Cost of sales	55,226	81.09%	22,272	77.59%	32,954	147.96%
Sales & Marketing	1,045	1.53%	1,554	5.41%	(509)	-32.75%
General & Admin	1,560	2.29%	1,064	3.71%	496	46.62%
R&D	255	0.37%	413	1.44%	(158)	-38.26%
Depreciation	175	0.26%	310	1.08%	(135)	-43.55%
Allowance for Obsolete Inventory	1,387	2.04%	98	0.34%	1,289	1315.31%
Loss on Disposal of Property, Plant and Equipment	454	0.67%	-	-	454	100.00%
Depreciation	310	1.08%	598	0.84%	(288)	(48.16%)
Total	25,711	89.57%	62,164	87.77%	(36,453)	(58.64%)

Cost of Sales

For the twelve months ended December 31, 2006, our cost of sales was $55,226,000, or 81.09% of revenue. The cost of sales to revenues was 77.59% for the corresponding period in 2005, resulting in an increase of 3.50%. The principal reason for this increase was the keen competition in the cellular phone industry in the PRC. The pressure on price cutting in our selling price was greater than the reduction in our purchase cost. Additionally $8,107,000 of the sales in the second quarter of 2006 was overseas trading, which have generally lower margins as compared to our domestic sales.

Sales and marketing expenses

Sales and marketing expenses mainly represent payments made to sales personnel, cost of provision for after-sales services, and marketing and transportation costs.

For the twelve months ended December 31, 2006, sales and marketing expenses were $1,045,000, or 1.53% of total revenue, as compared to $1,554,000, or 5.41% of total revenue for the corresponding period in 2005. This constituted a decrease of 32.75% as compared to the corresponding period in 2005. This decrease was due to the reduction in the number of personnel. In addition, the after-sales service expense was reduced as a result of the increase of the portion of trading of cellular phones, where no after-sales service is provided for the trading activities.

R&D expenses

Our R&D expenses were $255,000 or 0.37% of total revenue for the twelve months ended December 31, 2006, which represents a 38.26% decrease, as compared with $413,000 or 1.44% of total revenues in the same period of 2005. This decrease in R&D expenses was attributable to an increase in our trading activities and the change of the business model to purchase mature projects instead of R&D independently. The reduction of staff further decreased our R&D expenses.

General and administrative expenses

General and administrative expenses primarily consisted of compensation for personnel, depreciation, travel expenses, rental, materials expenses related to ordinary administration and fees for professional services.

For the twelve months ended December 31, 2006, general and administrative expenses were $1,560,000, which represented 2.29% of total revenue. Included in general and administrative expenses was an allowance for doubtful accounts amounting to $767,000, due primarily to the uncertainty of long outstanding accounts receivable and trade deposits. Except for the allowance factor, general and administrative expenses were $793,000 or 1.16% of the total revenue and represented a decrease of $122,000 or 13.22%, as compared to $915,000 in 2005. Since the second half of 2005, we adjusted our business strategy and eliminated some personnel, which made ordinary staff costs, including wages and insurance for personnel, decrease.

Allowance for repairs and returns

For the twelve months ended December 31, 2006, the allowance for repairs and returns was $146,203, representing a decrease of $294,244 or 66.81% as compared to $440,447 for the corresponding period in 2005.

 Allowance for obsolete inventories

For the twelve months ended December 31, 2006, allowance for obsolete inventories was $1,387,000, which was due to the provision for certain aged materials of mobile models whose production had been terminated.

Gross profit and gross profit margin

For the twelve months ended December 31, 2006, our gross profit was $12,882,000. Our gross profit margin for the reporting period was 18.91%, which represented a 3.5% decrease, as compared to 22.41% for 2005.

The changes in our gross profit margin are attributable to:

1.
Competition from domestic cellular manufacturers and overseas cellular providers through strategic price-cutting. We believe that the keys to strengthening our competitiveness in the market are our products strategy of providing tailor-made products to operators and supplying specialized application mobile terminals to end-users of special government and business sectors; diversification of our product lines to minimize competition from similar products in the market; and maintaining sufficient revenues streams and earning abilities.

2.
The gross profit of overseas trade being relatively low. We have continued to develop our overseas customers since the second quarter of 2006. At the beginning stage of the development of overseas customers, the price of our products was designed to be favorable and attractive to our customers, and the gross profit of overseas was approximately 15%

3.	An increase in the sales of low-ended products. The demand for low-end products was stimulated by the reduction of monthly charges by telecommunications operators.

Net income

For the twelve months ended December 31, 2006, our net income was $6,718,000, or net profit margin 9.86%, representing an increase of 3,226,000 or 92.38%, as compared to $3,492,000, or net profit margin of 12.17% in 2005. The improvement in our net profit was due primarily to the fact that we were successful in changing the new business strategy, and positioning in the domestic market played an important part in the increase in our net income. The improvement in net income was also a result of a 30% decline in labor costs resulting from our cost control efforts.

However, our net profit margin decreased by 2.30%, as compared to last year, which is mainly because:

1.	In 2006, the allowance for obsolete inventories and doubtful accounts amounted to $1,387,000 and $767,000, respectively, and the loss on the disposal of old models amounted to $454,000.

2.	Income tax totaled $1,247,000 in 2006.

Other than the two factors above, our net profit was $10,573,000 and net profit margin reached 15.52%, representing an increase of $6,833,000, as compared to net income of $3,740,000 for 2005 (other than the provision of $98,000 and $141,000 for obsolete inventories and for trade receivable doubtful accounts, respectively). Our profitability increased substantially in 2006.

Years Ended December 31, 2005 and 2004

Revenues

Our revenues for 2005 were $28,705,000, representing a decrease of 59.47% as compared to the same period in 2004. The decrease was primarily due to fierce competition in the PRC cellular phone market. The cellular phone manufacturer’s enlarging production capability during the past years and the rapid growth of the industry, together with the accelerating speed of new products launched, all contributed to a shorter products lifecycle and over supply of obsolete inventory. Additionally, competition from the counterfeit and “black market” cellular phones in the PRC market affected the operations and market environment of the PRC cellular phones industry. In order to meet changing market demands, we developed series of new products with innovative functions and extended our product lines by using our newly developed platform SpreadTrum and MTK in the second half of the year.

Our revenues increased from $3,440,000 in the first half of the year to $25,265,000 in the second half of the year, representing 88.02% of the revenues for the year ended December 31, 2005. The significant growth in revenues was primarily due to the introduction of a series of new products with innovative functions, such as 70A, 62+, 8205, 60+, M72 and M36. During 2005, multimedia cellular phones were the mainstream product in the market. We captured the latest demand trend of the domestic consumption market to launch new models with leading features including MP3, MPEG4, FM radio and large memory capacity. Such new products also generated a higher profit margin for us.

Additionally, in the second half of 2005, we changed our strategy to develop cellular phones for platforms other than the GSM system. We adopted a strategy to strengthen cooperation with telecommunications operators and other cellular phone manufacturers to provide solution consultation in the production of CDMA cellular phone model C100. The solution consultation included knowledge of the software application, field testing, mechanical and molding design and marketing. Through co-operation with telecommunications operators and other cellular phone manufacturers, we participated in the production of CDMA cellular phones and also built relationships with the telecommunications operators, providing us with opportunities to develop a potential CDMA market and generate additional orders from the telecommunications operators in the future. During this quarter, sales of C100 phones were $5,032,000, representing 17.53% of our revenues.

In addition, during this quarter, we commenced cellular phone trading activities with domestic and overseas customers. In the domestic market, we can earn profits by using our existing strategic partners’ sales networks, although the margin would be lower than the sales of self-produced cellular phones. In the overseas market, we sold over 10,000 units of M18+ to a customer in Hong Kong during the last quarter of 2005.

Product Segment

For the year ended December 31, 2005, products contributing over 5% of our revenues are shown as follows:

	Twelve months ended December 31, 2005
	$’000	% of revenue
C100	5,032	17.53%
N108	2,326	8.10%
8068	2,326	8.10%
OS70+	1,959	6.82%
K600	1,443	5.03%

The sales of OS70+, represented 6.82% of our revenues and resulted from the new products launched in 2005. In the second half of 2005, total sales of new products were over $4,410,000, representing 15.36% of total revenues.

The sales of C100 amounted to $5,032,000, representing 17.53% of revenues, which was the result of cooperation with telecommunications operators. The trading activities generated from the sales of GSM cellular phones N108 and 8068 and CDMA cellular phone K600 were $2,326,000, $ 2,326,000 and $1,443,000, respectively, representing 8.10%, 8.10% and 5.03% of revenues, respectively. Through the introduction of new innovative features models and the development of new business streams, our revenues achieved stable growth since this quarter.

Customers Segment

	Twelve months ended December 31, 2005
	$’000	% of revenue
Beijing Xingwang Shidai Tech & Trading Co., Ltd.	16,175	56.35%
Hebei Mascot Communication Equipment Co., Ltd.	5,871	20.45%
CEC Cellular Limited	5,777	20.13%
Others	882	3.07%

Our revenues were primarily derived from three major customers. For the year ended December 31, 2005, our revenues were mainly generated from orders from Beijing Xingwang Shidai Tech & Trading Co., Ltd. (“XWSD”), Hebei Mascot Communication Equipment Co., Ltd. (“MASCOT”) and CEC Cellular Limited (“CECM”) were $16,175,000, $5,871,000 and $5,777,000 respectively, which represents 56.35%, 20.45% and 20.13% of the revenue respectively. We established a strategic partnership with CECM and XWSD for a long period of time, both of which are provincial and national distributors and dealers, with sales networks covering most of the main cities of the PRC. MASCOT was mainly responsible for distributing our old products through its sales networks that cover most of the main cities of the PRC, particularly in the northern region.

Other income, net

For the year ended December 31, 2005, other income, net was $544,000, and accounted for 1.62% of total revenue, as compared to $64,000, or 0.09% of total revenue for the corresponding period in 2004. Other income, net had a sharp period-to-period increase that is mainly due to a royalty fee rebate amounting to $309,000 in the second quarter of 2005.

Operating expenses

For year ended December 31, 2005, operating expenses mainly included sales and marketing expenses, general and administrative expenses and R & D expenses shown as follows:
	Twelve months ended December 31, 2005		Twelve months ended December 31, 2004		Comparison
	$’000	% of revenue	$’000	% of revenue	$’000%
Cost of sales	22,272	77.59%	56,231	79.40%	(33,959)	(60.39%)
Sales & marketing exp.	1,554	5.41%	3,314	4.68%	(1,760)	(53.11%)
General & admin. exp.	1,064	3.71%	1,435	2.03%	(371)	(25.85%)
R&D	413	1.44%	586	0.83%	(173)	(29.52%)
Allowance for Obsolete Inventory	98	0.34%	-	-	98	100.00%
Depreciation	310	1.08%	598	0.84%	(288)	(48.16%)
Total	25,711	89.57%	62,164	87.77%	(36,453)	(58.64%)

Cost of sales

For the year ended December 31, 2005, our cost of sales were $22,272,000, representing 77.59% of revenue, compared to $56,231,000 and 79.40% of revenue for the corresponding period in 2004. Compared to the corresponding period in 2004, the cost of sales had a period-to-period decrease of 60.39%, which corresponded with our sales revenues decrease of 59.47%. Although the fierce competition led to the cutting of sales prices for old products, the cost of sales percentage to revenues can be maintained through our effective control of raw materials used and negotiation of lower materials prices with suppliers, as well as the high profit margin of our new products launched in the second half of the year.

Sales and marketing expenses

Sales and marketing expenses mainly consisted of free-gifts and product models to customers and dealers respectively, the cost of provision for after-sales services, remunerations for sales personnel and development of our market.

For the year ended December 31, 2005, sales and marketing expenses were $1,554,000, accounting for 5.41% of the total revenues, as compared to $3,314,000, or 4.68% of total revenues for the corresponding period in 2004. Sales and marketing expenses had a period-to-period decrease of 53.11%. The percentage in total revenues increased from 4.68% to 5.41% as compared to the corresponding period in 2004 were due to the decrease of total revenue and the lack of change in expenses. A large portion of sales and marketing expenses were fixed expenses, such as remunerations for sales personnel. Compared to the period ended June 30, 2005, the percentage of total revenues decreased from 20.38% to 5.41% due to the sharp recovery of our revenues and our effective control of the cost of marketing, including remunerations for sales personnel, after-sales repair cost and free-gift and product model to customers and dealers.

R&D expenses

The R&D costs were $413,000 for the year ended December 31, 2005, which represented 1.44% of total revenue, compared with $586,000 and 0.83% of total revenue respectively in the same period in 2004. R&D expenses incurred in 2004 were due to ADI platform development expenses and research expenses for several models of mobile phones. R&D expenses incurred in the year were due to development costs on platforms for SPREADTRUM and MTK (MediaTek), two dominant cellphone chip suppliers in the PRC. Some innovative features functions, such as MP3, MPEG4 and U-disk were developed with the utilization of these new platforms.

We introduced many models of cellular phones with innovative functions this quarter, such as OS70+, M62+ and OX8205. We believe that our R&D activities strengthened our technologies, reduced the costs of existing products and also provided future revenue streams through the launch of new innovative products.

General and administrative expenses

General and administrative expenses consisted of compensation for personnel, travel expenses, materials expenses related to ordinary administration and fees for professional services.

For the year of December 31, 2005, general and administrative expenses were $1,064,000, accounting for 3.71% of the total revenues, as compared to $1,435,000, or 2.03% of the total revenues for the corresponding period in 2004. General and administrative expenses had a period-to-period decrease of 25.85%. This decrease was due to a reduction in personnel and personnel compensation, and the reduction of daily expenses by economizing travel expenses and administrative expenses.

Gross profit and gross margin

For the year December 31, 2005, our gross profit was $6,335,000, which represented a decrease of 56.58% as compared to the gross profit of $14,591,000 in the same period in 2004. Our gross margin for the last quarter of 2005 increased slightly from 20.06% in 2004 to 22.07% in 2005.

A slight increase in our gross margin under fierce market competition is attributable to new products successfully launched into the market and changes in our product mix. Although our gross margin decreased due to price reductions for sales promotions, it was offset by the high gross margin of new products such as CDMA cellular phone C100. Overall, the gross margin slightly increased. We tried to make use of raw materials effectively and reduce materials prices by negotiating with suppliers in order to control our cost of sales.

Net income

For the year ended of December 31, 2005, net income was $3,492,000, as compared to $8,699,000 for the same period in 2004. The reduction is due to a difficult market environment since the fourth quarter of 2004, created by such factors as competition from ‘black market’ (counterfeit) cell phones in the PRC market and customer demand for music phones rather than camera phones. Compared with the second quarter of 2005, our net income increased sharply from a net loss of $524,000 to net income of $4,016,000 in the second half of 2005.

LIQUIDITY AND SOURCES OF CAPITAL

We mainly rely on the revenues received from the sales of goods and our current bank loans to fund our product development and manufacturing requirements. Our present liquidity and sources of capital are sufficient to maintain our current production and operation requirements, however the additional financial requirements arising from the acquisition of the manufacturing facility will have to be paid from the proceeds generated in this offering.

As of September 30, 2007, we had current assets of $60,019,000. Current assets consisted of accounts receivable of $46,741,000, trade deposits of $9,521,000, cash and cash equivalents of $2,519,000, inventories of $4,000 and pledge deposits for bank loan surety of $1,234,000. Our current liabilities of $32,863,000 included accounts payable of $13,760,000, short-term bank loan of $8,571,000, other accrued expenses and accrued liabilities of $6,610,000, tax payable of $2,350,000, amounts due to directors of $325,000, amounts due to a stockholder of $132,000, trade deposits received of $1,000,000 and provision of warranties of $115,000.

As of December 31, 2006, we had current assets of $45,567,000. Current assets consisted of accounts receivable of $31,425,000, trade deposits of $8,989,000, restricted cash, cash and cash equivalents of $2,421,000, inventory of $1,230,000 and pledge deposits for bank loan surety of $1,502,000. Current liabilities of $23,604,000 included accounts payable of $10,964,000, short-term bank loan of $6,268,000, other accrued expenses and accrued liabilities of $4,444,000, tax payable of $1,294,000, amounts due to directors of $330,000 and amounts due to other creditors of 304,000.

As of December 31, 2005, we had current assets of $30,230,000. Current assets consisted of inventories of $4,460,000, accounts receivable of $12,034,000, trade deposits and other receivables in the aggregate of $10,580,000, and restricted cash, cash and cash equivalents of $2,974,000. Current liabilities comprised accounts payable of $7,939,000, trade deposits received of $5,432,000, accrued expenses and other accrued liabilities of $2,259,000 amounts due to directors of $320,000, and provision for warranty of $122,000.

We offer two different trading terms to our customers, i.e. cash-on-delivery and on credit term within 45-90 days. As of September 30, 2007, our accounts receivable increased to $46,741,000, as compared to $31,425,000 on December 31, 2006. The increase in accounts receivable was primarily derived from two major customers, XWSD and CEAC. XWSD is a trading company that is the primary national distributor of our mobile phones as well as a few other brands. Our accounts receivable from XWSD consisted of: $25,794,000 or 55.18% aged less than three months; $17,266,000 or 36.94% by four to six months, and $3,681,000 or 7.88% by more than six months. $2,587,000 of the $3,681,000 was received by the end of October 2007 and the amounts receivable for more than three months will be paid back by the end of the year. XWSD has annual operational revenues of $179,487,000, accounts receivable of $66,670,000 and total assets of $93,589,744. We normally give XWSD a credit term of 45-90 days, and we think it won’t create debt and payment risks.

However, management has paid attention to this issue and has reached consensus through coordination with XWSD. To avoid similar events in the future, we have been searching for new customers in the fourth quarter to add to our customer base. In 2008, the Company will put more effort into creating a larger customer base and strengthening our relationships with them.

As of December 31, 2006, accounts receivable increased $19,391,000, as compared to $12,034,000 on December 31, 2005. The increase in our accounts receivable was due to trading with our two major customers, XWSD and CECM. As of December 31, 2005, our net accounts receivable were $12,034,000, representing a 45.87% increase as compared to $8,250,000 as of December 31, 2004, which was due to significant growth in revenues generated during the second half of 2005.

As of September 30, 2007, trade deposits were $9,521,000, which represented an increase of $532,000 or 5.92%, as compared to $8,989,000 on December 31, 2006. As of December 31, 2006, our trade deposits were $8,989,000, which represented a decrease of $1,591,000 or 15%, as compared to $10,580,000 on December 31, 2005. The trade deposit was for the order of specialized application devices and the advance payment on other cellular phones.

As of December 31, 2006, inventories were $1,230,000, which represented a decrease of $3,230,000 or 72.43%, as compared to $4,460,000 on December 31, 2005. This decrease was due in large part to our use of old materials during the production of our older models. In addition, our newly developed products do not require us to carry large levels of inventory because the component parts are readily available. We have critically and regularly evaluated our inventory and an allowance for obsolete inventory was made. An aggregate of $1,387,000 was taken as an allowance for obsolete inventories as of December 31, 2006.

As of December 31, 2005, inventories were $4,460,000, as compared to $5,781,000 as of December.31, 2004, which represented a moderate decrease of 22.85%. The main reason for this decrease was an overall drop in revenues. However, we had certain aged materials for production of older types of products. We stimulated the sales of these products by reducing their selling price. Furthermore, we modified our old products, such as OS70, M62 by adding new functions (such as MP3, MPEG4). We entered into agreements with overseas business partners for sales of the old products such as OS70. According to the agreements, we shall also develop our new solution platform by utilization of our old materials’ inventories and launch the new products into the oversea market. The geographical difference could enhance differences in demand for these products. We also have critically evaluated our inventories and provision for obsolete inventories amounting to $223,000 was made in this year.

As of September 30, 2007, pledge deposits for bank loan surety were $1,234,000, which represented a slight decrease, as compared to $1,502,000 on December 31, 2006. It was composed of a deposit of guarantee of the bank loan of $1,128,000 (the bank loan is secured by a guarantee company since 2006).

As of December 31, 2006, we provided an advance to third party of $288,000 to overseas partners, which are Hong Kong Donor Development Company Limited ($248,000) and Million Leader International Limited ($40,000).

As of December 31, 2006, pledged deposit was $1,128,000. The deposit was pledged to a third party guarantor for providing guarantee service to us in respect of a bank borrowing of $6,268,000.

As of September 30, 2007, accounts payables were $13,760,000, which represented an increase of $2,796,000 or 25.50%, as compared to $10,964,000 on December 31, 2006. As of December 31, 2006, our accounts payable were $10,964,000, which represented an increase of $3,025,000 or 38.1%, as compared to $7,939,000 on December 31, 2005. The increase in accounts payable was attributable mainly to unpaid products from our vendor China Electronic Apparatus Company and Fusong Technology Development (Shenzhen) Ltd.

As of September 30, 2007, accrued expenses and other accrued liabilities were $6,610,000, indicating a significant increase of $2,166,000 or 48.74%, as compared to $4,444,000 on December 31, 2006. The increase is due to the outstanding tax of $5,747,000 caused by the difference in timing of tax allocation between USGAAP (United States Generally Accepted Accounting Principles) and PRCGAAP (Generally Accepted Accounting Principles of the People’s Republic of China) while determining the value-added tax (VAT). As of December 31, 2006, our accrued expenses and other accrued liabilities were $4,444,000, which represented a significant increase of $2,185,000 or 96.72%, as compared to $2,259,000 on December 31, 2005. The increase is mainly because of the aggregated VAT of $3,961,000.

As of September 30, 2007, tax payable was $2,350,000, which was attributable mainly to income tax at the rate of 12% and the deferred tax. As of December 31, 2006, our tax payable was $1,294,000, which was attributable mainly to the income tax for 2006.

As of September 30, 2007, cash and bank balances were mainly denominated in RMB. Our revenues and expenses, assets and liabilities are mainly denominated in RMB and USD. Our activities in the operations are mainly denominated in RMB. In the accounting period, RMB currency is quoted officially against USD currency according to a floating exchange rate. However, exchange fluctuations were relatively low and we believe that our exposure to exchange fluctuations is not material. Therefore, we have not engaged in any hedging activity.

We generally finance our operations from cash flow generated from our revenues and short-term financing from PRC banks. As of September 30, 2007, our short-term loan was $8,571,000, which is composed of $2,303,000 from Huaxia Bank and $6,268,000 from Beijing Rural Bank. As of December 31, 2006, our short-term loan was $6,268,000, composed of $2,558,000 from Huaxia Bank and $3,710,000 from Beijing Rural Bank.

Bank	Amount (USD, thousand)	From To	Annual Interest Rate (%)
Bank of Rural Commerce	3,718	August 21, 2007–August 20,2008	7.956
Bank of Rural Commerce	2,564	August 21, 2007–August 20,2008	7.956
Huaxia bank	1,538	March 19, 2007—February 19, 2008	8.748
Huaxia bank	769	February 7, 2007–February 6, 2008	8.748

CASH FLOWS

As of September 30, 2007, we had cash and cash equivalents of $2,519,000. This represented an increase of $98,000, or 4.05% as compared to $2,421,000 on December 31, 2006. As of December 31, 2006, we have cash and cash equivalents of $2,421,000, as compared to $2,974,000 on December 31, 2005. This represented a decrease of $553,000, or 18.59%. This decrease was mainly due to the increase in accounts receivable. As of December 31 2005, we had restricted cash, cash and cash equivalents of $2,974,000, compared to $2,557,000 as of December 31, 2004, representing an increase of 16.31%. It was mainly due to the repayment from a related company in the first quarter of 2005 and cash generated from operations. The $3,715,000 increase in accounts receivable and the $6,266,000 decrease in accounts payable were due to significant growth in revenues since the second half of 2005.

As of September 30, 2007, our gearing ratio, calculated as total debts over total assets, was 54.40%,. It increased slightly as compared to 51.44% as of December 31, 2006 and 51.83% as of December 31, 2005, but is lower than as of December 31, 2004, which was 61.76%.

CONTINGENT LIABILITIES

On June 20, 2007, we entered into a guarantee contract to serve as guarantor of a loan in the amount of RMB120,000,000 (approximately US$15,350,000) to CECT-Chinacom Communications Co., Ltd. (“CECT-Chinacom”) from Beijing Rural Bank to provide CECT-Chinacom with capital for equipment purchases. Under the guarantee contract, we shall perform all obligations of CECT under the Loan Contract if CECT fails to perform its obligations as set forth in the Loan Contract, including, but not limited to, ceasing production, going out of business, dissolving the business, having its business license withdrawn, and filing for bankruptcy.

CECT-Chinacom was incorporated in Beijing with registered capital of 2 billion RMB (approximately $255,836,265). It is a national secondary telecommunications operator licensed to run internet and wireless access services, and to design, manufacture or distribute communication equipment and related products. Through its eight wholly-owned subsidiaries in mainland PRC, CECT-Chinacom has engaged in internet and wireless communications operations and has obtained authorization from the National Ministry of Information Industry to operate and facilitate fixed wireless access system frequencies in 29 major cities across the PRC. In addition, CECT-Chinacom owns the business of wireless operation and value-added telecom service among all provinces in the PRC. Through the third quarter of 2007, CECT-Chinacom has developed and built a 17,640.879 km (equal to 70,563.516 core km) Fiber Optic Backbone Network accessible throughout the PRC, has established a 1,575.05km (equal to 4,068.392 core km) metropolitan Area Network in the major cities of China, and has dominated chain cyber bars and such other similar resources. CECT-Chinacom was officially approved to be the digital Operation platform provider for the Olympic Games in 2008.

We performed extensive diligence on CECT-Chinacom before we decided to guarantee their indirect financing from the bank to fund their equipment purchases. We evaluated CECT-Chinacom’s operation performances and concluded it will maintain positive growth in the next two years and can sustain its development over the long term. As of December 31 2006, CECT-Chinacom had total assets of RMB 2,107,934,679 (approximately $269,643,067). For the fiscal year 2006, its revenues reached RMB 151,426,600 (approximately $19,370,207) and it achieved net income of RMB 21,749,712 (approximately $2,782,182). In its financial statement for the third quarter 2007, all figures reflected the continued sound and desirable growth of CECT-Chinacom. As of September 30, 2007, CECT-Chinacom accumulated total assets of RMB 2, 346,619,347 (approximately $300,175,164). For the nine months ended September 30, 2007, CECT-Chinacom achieved operational revenues of RMB 160,134,365 (approximately $20,484,089) and net income of RMB 15,969,659 (approximately $2,042,809). CECT-Chinacom has no short-term loans and it faces no current repayment risks or pressure. CECT-Chinacom has a long-term loan of RMB 250,000,000 (approximately $31,979,533) from domestic PRC banks.

OFF BALANCE SHEET ARRANGEMENTS

As of September 30, 2007, we had no off balance sheet arrangements.

CONTRACTUAL COMMITMENTS

We are obligated to make future payments under various contracts, including purchase and operating leases. The Company does not have any long-term debt or capital lease obligations. The following table summarizes the Company’s contractual obligations at September 30, 2007, reported by maturity of obligation.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	$’000	$’000	$’000	$’000	$’000
Short-term Debt Obligations*	8,571	8,571	-	-	-
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	19	19	-	-	-
Purchase Obligations	3,136	3,136	-	-	-
Other long-term liabilities reflected on the registrant’s balance sheet under GAAP	-	-	-	-	-
Total	11,726	11,726	-	-	-

* The Company has bank loans amounting of $8,571,000 which were guaranteed by the director, Mr. Liu Yu

QUANTITATIVE AND QUALITATIVE DISCLOSURE REGARDING MARKET RISK

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. The Company, in the normal course of doing business, is exposed to market risk through changes in interest rates with respect to bank loans. Bank loans at September 30, 2007 were $8,571,000. The interest rate for the nine months ended September 30, 2007 was charged at 7.344% to 7.956% per annum.

Currency Risk

The Company considers RMB its functional currency since a substantial portion of the Company’s business activities are based in RMB. However, the Company has chosen the United States dollar as its reporting currency. Our sales and purchases are conducted within the PRC in RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Transactions in currencies other than the functional currency during the period are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than functional currency are translated into functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the combined statements of operations.

For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. When there are material adjustments under this process they are recorded in accumulated other comprehensive income under the stockholders’ equity section of the balance sheet.

Country Risk

Our business, assets and operations are located and conducted in the PRC. While the PRC’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the PRC government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

DESCRIPTION OF BUSINESS

Business review

We specialize in designing, producing and distributing economically priced cellular phones mainly in the PRC market through the operations of our subsidiary, Xelent. In February 2004, Xelent registered “ORSUS” with the State Administration for Industry and Commerce in the People’s Republic of China as its product trademark, also known as “Orsus Cellular” within the industry. In January 2007, the trademark “PROXLINK” was registered for the Company's specialized application mobile series. From April 2004 through the end of the third quarter of 2007, we sold over 1.6 million mobile phones.

Our cellular products are customarily equipped with leading features including 1.8-inch to 2.8-inch CSTN (Color Super Twisted Nematic) or TFT (Thin Film Transistor) dual-color displays, up to 160 minutes video recording, up to 3 million pixels photography, MP3 (Moving Picture Experts Group Audio Layer III), MPEG4 (Moving Picture Experts Group Audio Layer Ⅳ) and Universal disk (U disk) support, dual stereo speakers, e-mail messaging multimedia messaging, 40 to 64 polyphonic ring tones, slim bar-phone and flip-phone technology, ultra thin innovative lightweight design with handwriting and PDA functions, all at low to moderate price points.

We have established an industrial design center for the sole purpose of developing proprietary mobile phones reflecting features and designs that are favored by our PRC customers. Most of our mobile phones are designed by us for our exclusive sale and distribution with the remainder developed in conjunction with outside design firms. In addition, the long-term partners and manufacturers we employ to produce our cell-phones and accessories are the same experienced OEM plants utilized by global brands such as Motorola, Nokia or Ericsson. Our current operations include the purchase of raw materials and spare parts, outsourcing of manufacturing and customization, oversight of production and quality control at our OEM factories, and coordination of the distribution of the products to retailers and customers. In an effort to reduce our reliance on third-party manufacturers, we are currently in negotiations to acquire a factory to enable the self-production of our phones and accessories. The market in the PRC for cellular phones has continued to expand and we have taken advantage of that expansion by gradually introducing more mature 2.5G wireless products to the public in the PRC. As the 3G standards become more mature, we anticipate that we will seek to produce our own 3G products based on both our own research and development efforts and cooperation with our strategic partners in the industry.

Business model

R&D Design

➢	Industrial design: ID (Industrial Design) includes the design of handset appearance and material, color combinations that will appeal to customers, and realization of main interfaces and color.

➢
Mechanical design: MD (Mechanical Design) includes the position of covers, selection of front cover, rear cover and camera, fixing mode, connection of battery and thickness of sliding cover. For mobiles with sliding covers, it also includes the design of sliding mode of the cover, the automatic rebound and the plug-in and plug-out mode of SIM card.

➢	Software design: SW (Software) refers to designs of various software and mobile operation interface modes, as well as testing.

➢	Hardware design: HW (Hardware) mainly covers design of circuit and antenna.

Quality department

➢
ISO documents: To meet international demands for mobile quality, we adopt quality system documents and establish supervision and execution systems in compliance with international standards such as RoHS (the Restriction of the use of certain Hazardous Substances in electrical and electronic equipment), etc.

➢
R&D quality management: Our quality department staff supervise and guide quality management of the mobile design process. They also conduct EHS (Environment, Health, Safety) examinations to ensure quality regarding staff and products.

➢
Management of material and production quality: Our quality department staff stay in OEM plant to supervise and guide material and production processes to ensure process quality meets relevant product standards.

➢
Supervision of logistics quality: Our quality department staff supervise and guide the whole process of logistics to ensure the quality of logistics processes meets acceptance standards of our customers.

➢	Management of after-sale service: Our quality department staff supervise, guide and train the whole process of after-sale service to ensure the complete satisfaction of our customers.

Production department

➢	Selection of OEM plant: Our production department staff carry out overall audit of our OEM plant to ensure its satisfactory operational system.

➢	Supervision of production craftwork and layout: Our production department staff guide and audit craftwork and layout of mobile production.

➢	Composition and coordination of production plan: Our production department staff make plans for production and delivery based on customer demands and actual production arrangements of OEM plant.

➢	Tracing and arrangement of delivery: Our production department staff monitor the entire delivery process to ensure on time delivery and trace receipt and acceptance of our goods.

Project department

➢	Project establishment: Our project department staff carry out project reasoning and launch, and split the task notices to different departments.

➢	Verification and supervision of project process: compose project schedule and carry them out individually.

➢	Coordination of project operation: coordination resources of all departments to serve the implementation of the projects.

➢
Conclusion of project: Project Manager is responsible for reporting on the progress and completion of the project. The project department concludes the whole project and submits the conclusions to production department to make record.

Organizational Structure

The organizational structure of the Company is linear in nature and is comprised of ten separate departments developed to ensure proper project management and control. These departments are as follows:

•
Project Management Department, which is responsible for coordinating the management of cellular phone projects, exchanging concepts and ideas with our research and development team, providing weekly project reports and supervising the project schedules;

•
Technology Support and Quality Control Department, which is responsible for technical support for software and hardware design and testing and industrial design and mechanical design (“ID/IM”) checking and auditing, as well as tooling engineering and quality control during mass production;

•
Business Management Department, which is responsible for materials purchase, supply chain management, business coordination and to sign the business agreements, contracts and other kinds of documents for the business partners;

•
Planning and Finance Department, which is responsible for overall accounting matters, including accounting methods and processes, auditing, compiling financial plans and monthly/quarterly/yearly financial statements and financial budgets, and control of expenses;

•	Human Resources Department, which is responsible for our employment issues, including hiring and termination of staff;

•	Financing and Investment Department, which is responsible for overall accounting matters, financing and investment research and analysis;

•
Customer Service Department, which is responsible for maintenance, spare parts ordering, authorized network management, refurbishing, after-sale data analysis and service charge fees return , as well as a hotline service center and customer service training center, technical support and after-sale service quality assurance systems of the Company;

•	R&D Department that is responsible for researching new models of mobile phones and developing new technologies;

•
Marketing Development Department, which is responsible for helping the Company to find new business partners, which will act as countryside distributors, provincial dealers and some overseas wholesalers. The department also helps long-term partners and new incomers to set up marketing concepts and business models of Orsus Cellular; and

•	Logistics Department, responsible for collecting phones from each maintenance station nationwide and sending the repaired phones to customers.

Our headquarters in Beijing has seven regional management centers and a technical support center. We also have an unaffiliated network of service providers, including 179 cellular phone service centers located throughout the PRC. Of these providers, 42 are provincial replacement and refurbishment centers and 137 are maintenance and repair centers.

Market Overview and Strategic Partners

The penetration rate for cellular phones in the PRC was approximately 35% in 2006. The number of cellular phone users is expected to exceed 500 million by the year-end 2007, accounting for over 40% of its population. According to the statistics issued by PRC Ministry of Information Industry on July 23, 2007, mobile subscribers in the PRC grew by 40 million in the past half year and total subscribers increased to 502 million. Nokia, currently the industry’s most competitive mobile manufacturer and supplier, estimated there would be 630 million subscribers in the PRC by 2010.

According to In-Stat, 165 million multimedia phones will be sold in the PRC by 2011, representing a penetration rate of 81%. High-pixel camera phones will be the next competitive focus in the PRC’s multimedia phone market. Mobile phone makers are aiming to change cell phones into personal communication and entertainment centers. PRC mobile users show a strong preference for combined MP3 players/mobile phones. Around 70% of PRC music phone and camera phone owners express strong interest in more high-end equipment. ABI Research forecasts total mobile video users at more than 32 million in 2008 in the PRC; about 27% of these consumers will use broadcasting technology, and 73% will use unicast streaming technology, while a number of viewers are likely to use both. Also, ABI Research forecasts approximately 715,000 mobile video users in Hong Kong in 2008, of which 99% will be streaming users. In Taiwan, ABI Research forecasts that there will be over 1.5 million mobile video users in 2008, with 97% receiving content via streaming.

On February 26, 2006, the TD-SCDMA technology standard was officially announced as the 3G (Third Generation) technology standard in the PRC. However, sales of products incorporating the 3G have not developed as rapidly as generally anticipated (it was thought that 3G network construction and issuance of 3G licenses would be approved by the end of 2006). Although the granting of 3G licenses has been delayed until 2008, once introduction to the market of products utilizing the 3G technology is commenced, Xelent should be in a good position to take advantage of this business opportunity. We have commenced the development of our owned 3G cellular phone products, including 3G PCBA (3G technologies platform) and cellular phones with 3G PCBA, based on our existing 2G and 2.5G cellular technologies and cooperation with our 3G solution and chips providers. Additionally, we are planning to join the TD-SCDMA Industry League, and we are working toward obtaining 3G cellular phones manufacturing licenses from the PRC government.

Our relationships with some strategic partners, CECM, XWSD and CECT-Chinacom have helped us increase our market penetration. CECM serves as a manufacturer for our cellular phone products and also has its own sales network, which is currently utilized to resell our products to its own provincial and national sales distributors and dealers, thus increasing the distribution capabilities for our products. XWSD is also one of our major agents, selling our cellular phones to provincial distributors, city distributors and dealers.

More recently, in 2007, we signed a Letter of Procurement with Unicom Huasheng Telecommunications Technology Co. Ltd., a wholly-owned subsidiary of China Unicom, proposing to purchase 50,000 units of our Proxlink X180. In July 2007, an agreement was signed with Shanghai Yuede Computer Networking Engineering Co., Ltd. (“SYCN”), a professional designer and developer of computer software and application systems, which works for The Shanghai Baoshan Municipal Administration Inspection Bureau to develop and launch a municipal networking management inspection system, where the Proxlink X180 is used by law executors as their wireless operations terminal. The cooperation with SYCN should further promote the adoption of the X180 in the municipal management system of other cities throughout the PRC, while also providing Orsus with an important, new application software development partner. Meanwhile, an agreement was signed with Beijing Enxiang Networking Engineering Company (“BENE”). BENE is authorized by two of the dominant PRC telecommunications operators, China Mobile and China Unicom, as their service provider partner to run the business through their entire network throughout the PRC. The cooperation with this entire network service provider company should bring ORS more support from these telecommunications operators and also build its recognition among their specialized users. ORS meanwhile has continued to extend its business range and shares the charges by supplying telecomm services to specialized consumers.

The following table shows the monthly market size for mobile phone in the PRC from 2001 through the first two quarters of 2007:

We can see from the figure below that mobile sales in the PRC are witnessing continued growth with respect to their share in the global market. Annual mobile sales in the PRC are estimated to reach 195.3 million by 2010, and will account for more than 16% of all global sales of mobile phones.

Beginning in 2007, the PRC’s Ministry of Information Industry no longer required strict license control for 2G mobiles, which accelerated competition in the mobile phone industry in the PRC and provided a unique opportunity for non-licensed mobile phone producers to move into the market and take a portion of the existing market from previously licensed producers.

We believe there is great potential for growth in the global mobile telecommunication industry as a result of the rapid development in 3G telecommunication technology, the integration of telecommunications and information networks, the generation of new mobile telecommunication businesses, and an increase in the scale of mobile telecommunications, associated equipment, mobile networking and mobile information service industries.

Since we launched our first mobile phones in April 2004, our Orsus mobiles have maintained robust increases in sales for each period. The design of our Orsus mobiles continues to reflect our consideration and understanding of the habits and tastes of our customers in the PRC, and we incorporate such desirable features as overlapped dual screens and powerful color messaging and photography. The Orsus mobiles were introduced into the market as lower and moderately priced products and continued to gain popularity among consumers in the market following their launch in 2004. On November 23, 2004, the premier consulting firm, CCIDNET Information Technology Co., Ltd. granted the “2004 Most Potential Wireless Terminal Prize” to OS70, a mobile model of Orsus, during its Annual Exhibition in the PRC. In addition, in the high performance category, our M62 model was awarded the “2004 Most Fashionable Wireless Terminal Prize” by the same Exhibition. These awards further evidenced the acceptance of Orsus mobiles by the industry and the market.

Building upon the Company’s firm foundation of success in 2004, we increased our focus on our R&D efforts and the expansion of our sales channels. In 2005, the Company incorporated multimedia features in response to changes in consumer preferences for mobile phone products, and the R&D successes and the strong sales of our multimedia mobile phone have reflected our excellent market competitiveness. We have also made developments in the super thin mobile phone market, which have resulted in sales that surpassed our successful multimedia mobile phones. We were also able to position ourselves well for the introduction of smart mobile phones in 2007, including the letter of intent for mobile subscriptions we executed with China Unicom, a large domestic telecommunication operator. In 2007, we will continue our development of product sales channels and cooperation with domestic mobile operators, expand our focus on the technology for business functions, embedded GPS (Global Positioning System), PUSH MAIL and information safety, and set up information platforms for mobile products reflecting the operating demands of our industrial users, including the enforcement of industrial and commercial bureaus and office platform for lawyers, which will be distributed under the name Proxlink.

Corporate Strategies

As is shown in the following figure, multimedia and smart business mobile products have become the norm in the market. However, the market share for multimedia mobile products is shrinking while high-end smart business and 3G mobile products will continue to increase their position in the market and will become the new standard in the near future.

Multimedia mobile and smart business mobile

As demonstrated in the following comparison of relevant market proportions over the first half of 2007, the multimedia mobile music mobile segment is slowly declining while the smart business mobile segment shows strong growth leading into the second half of the year. The latter is expected to become the mainstream segment for the mobile market in the near future.

At present, our Company has switched its project development of multimedia mobile from a focus on technology to cost in order to provide a lower market price and increase our volume of sales. In addition, in 2007 we shifted our overall R&D efforts from multimedia to high-end smart business mobile products equipped with many of the market-leading functions and features such as PUSH MAIL, GPS, RFID, mobile stock exchange, information safety and industrial applications for the industrial, commerce and legal industries in order to meet the needs of this expanding market.

Market analysis and future planning for 3G mobile

3G communications are known by various names in the international communications industry. Leaders in European telecommunications have adopted "UMTS"(Universal Mobile Telecommunications System) as the "IMT-2000" (International Mobile Telephone 2000). In 1995, First Generation digital mobile phones could only conduct voice calls. From 1996 to 1997, Second Generation digital mobile phones had new features for data reception, such as receiving e-mails and browsing Web pages. Currently, 3G digital mobile phones are entering the market in the PRC. The Third Generation is marked by faster and clearer voice and data transmission as compared to the First and Second Generations. Third Generation digital mobile phones will be able to handle images, music, streaming video and other forms of media including web browsing, conference calling, e-commerce, and other information services.

The International Telecommunication Union (“ITU”) has designated three mainstream wireless interface standards for 3G communications: W-CDMA (Broadband Code Division Multiple Access), CDMA2000 (WDM multi-contained spread spectrum modulation) and TDS-CDMA (Time Division Synchronous CDMA Access). The W-CDMA standard originated in Europe and Japan in the early third generation wireless research process, and continues as the foundation for their GSM networks. The W-CDMA system is very easy to modify, which means providers can easily set up new infrastructure or operation platforms as needed. The W-CDMA system is mainly favored in Europe, Japan, and South Korea. In the United States, AT&T also announced that its mobile service branches have adopted W-CDMA as their 3G platform. The CDMA2000 system was developed by QUALCOMM North American Company. The CDMA2000 system requires relatively low costs for its infrastructure and is mainly used in Japan, South Korea and North America, but is also utilized in other regions and countries. The TD-SCDMA standard was first developed and implemented in the PRC and through further international cooperation on the wireless transmission technology (“RTT”), this standard has been adopted as one of CDMA’s TDD (Time Division Duplex) standards. As Europe and the United States introduce their 3G standards, the PRC's TD-SCDMA standard has officially become one of the global 3G standards.

A research report released by United Securities Co., Ltd. recently indicated that there will be 6.2 million 3G subscribers in the first year of the launch of 3G products, and that this figure will rise to 73.5 million by the third year and nearly 200 million by the end of the fifth year, with an annual growth rate of 100% on average.

United Securities Co., Ltd. also estimated that income from 3G products and businesses will represent 10% of the total mobile telecommunication industry income by the end of the first year following the launch of 3G products, and will increase to 20% of the market once the 3G market is more mature in 2010. The expansion of the 3G market will be gradual and our 3G business development model follows a similarly measured growth curve. According to a survey administered by CCIDNET Information Technology Co., Ltd, 77% of domestic mobile subscribers have a definite intention to purchase a 3G mobile product, while 17% of users show only a mild interest and less than 6% state they will be not interested in purchasing a new 3G product.

Following the introduction of 3G standard in the PRC, wireless telecom subscription businesses will become increasingly important channels for sales of mobile products, with subscribed mobiles projected to increase their share of the market each year (it is forecasted that mobile subscribers in 2011 will take up 27% of the market). 3G subscriptions have higher requirements for both hardware and software as compared to subscriptions under the 2.5 G mobile standard. With the increased scale of for subscribed mobile products in the market, telecommunications operators will have more prominent control over telecommunications and information chains. According to CCIDNET Information Technology Co., Ltd., the overall market value of 3G technology will be over RMB 10,000 billion per year. We will continue to develop our relationships with domestic PRC telecommunication operators, and our anticipated acquisition of a manufacturing facility will enable us to satisfy the hardware requirements for 3G qualification. As of September 30, 2007, our sales of subscribed mobiles to domestic telecommunication operators reached 73,000 sets, representing 20.64% of our total sales. Our relationship with one of the premier telecommunications operators has created an excellent cooperative opportunity for the supply of specialized terminals for specialized events, such as the upcoming Olympic Games in Beijing.

Description of Products & Services

Since 2006, Xelent has developed and launched nearly 20 cellular phone models with attractive features and functions. We outsource the manufacturing of our products to unaffiliated third parties. Once our products have been manufactured, they are delivered to a network of unaffiliated national sales distributors (see “Description of Current Business - Market Overview and Strategic Partners”) and dealers that, in turn, distribute the products to provincial sales distributors and dealers and these provincial sales distributors and dealers distribute our products to retailers throughout the PRC.

Within several months of our start in 2003, we established ourselves in the PRC mobile product market for our launch of the first mode of wrist mobile phone in the PRC. We followed this with single color dual screen mobiles, models F16 and F18, and a dual screen multi-color screen mobile, model FG25, in response to rapid growth of color screen mobile products in the PRC. In response to customer preferences, we equipped models F16 and F18 with cameras, laying the foundation for our R&D into camera and video functions and the introduction of many models of 300,000 pixel camera mobile products, including models FG830, FG850, OS83, OS85, OS70, OS86 AND M851. We also met consumer demand with our launch of the 1M camera mobiles, models OSM62 and OSM72, which reflected a simple design style with multiple functions. We followed these early successes with many models of multimedia mobiles, such as K600, X188 and D8120. In 2007 we launched our X180 mobile information terminals to meet the market’s demand for information office products, providing swift and convenient mobile terminal products for industrial application and specific customers, such as China Unicom. In addition to those products listed above, we have also developed many models of GSM/GPRS mobiles, such as models N3200 and H8801. By continuing to meet and anticipate changing market demands, we will continue to introduce products that provide high performance for their price that will reflect our advantages in appearance design and functional development and will continue to strengthen our competitiveness in the domestic PRC mobile sector.

Product Strategies

At the beginning of our operations, we operated under the strategy of utilizing outside R&D firms, component manufacturers and processing plants in the market to develop and produce made-to-order customized products that we resold to retailers and customers. We were dependent on traditional sales networks and domestic agents as well as large supermarkets and professional distributors. During this time we were able to establish our reputation and competitiveness based on our high performance and features for the price of our products. We have since revised our strategic model to mobile technology development trends in order to take advantage of certain business opportunities. First, we entered into negotiations for the possible acquisition of a manufacturing facility which will enable us to satisfy the hardware requirements for 3G qualification, will reduce our reliance on third-party manufacturers and suppliers for the Orsus branded mobile phones and may permit us to provide OEM production for other companies. Second, we utilized strategic partnerships and business optimization to strengthen our mobile R&D and cost controls. Third, we worked very hard to establish cooperative relationships with domestic mobile operators including China Mobile and China Unicom and will continue to build more profitable cooperative arrangements. Fourth, we expanded our relationships with industrial application users and developed products to meet the new demands of the market of industrial application users. Fifth, we supplemented our traditional sales strength and advantages in our moderately priced products through several significant national distributors.

We have implemented the following strategic measures for our development of mobile technologies and products:

1.
We established a moderate price point for our mobiles based on our sales and market share and integrated functions and technology to reflect current market trends and customer preferences. Moderate price mobile products are still our primary sales generator, as shown in the following tables which demonstrate that our moderate price mobile products now account for a majority of the market share.

Additionally, ZDC, an Online IT Statistical Center operated by Consumer Group of CNET Networks International Media China, stated, that for the first half of 2007, mobile phones with prices ranging from 1,000-2,000 RMB attracted the most interest from customers (nearly 40% of the market) in the PRC. These mobile phones have functions that can best meet consumer demand, such as phones featuring 1-2 million pixels. Mobile phones in the 2,001-3,000RMB price range comprised 30% of the market, with the most competition occurring among 2 million pixel products and high-end 3 million pixel products. While products in this price range represent the functional preference of consumers, prices remain high, causing its market share to be less than that of products in the 1,000-2,000 RMB price range. Currently, these two price ranges account for more than 70% of overall market share and together comprise the most competitive area of the market. Mobile phones in the 3,001-4,000 RMB price range are high-end transitional models and captured 10.3% of the market.

2.
We strengthened our R&D and our cooperative arrangements with partners in the high-end smart mobile market. Based on our cooperative relationship with China Unicom, we have continued to improve the desired functions for smart mobiles, including GPS positioning, RFID, information safety management, PUSH MAIL and stock exchange software, which has enabled us to upgrade our product performance and increase our sales profits. We have now launched a smart business mobile that is based on the CDMA standard. The development of C-network mobile products has allowed us to take advantage of the rapid growth of the C-network in the PRC which is preferred for its ability to rapidly process data for large industrial users requiring short response time and enabled the extensive distribution of industrial applications for subscribed mobiles by China Unicom. As is shown in the following table, our sales with C-network mobiles are now making up a significantly greater proportion of our overall sales. We have also developed dual network and dual card products to meet corresponding market demands.

3.
We have begun taking the steps to establish our brands in the 3G market, including entering into negotiations for the possible acquisition of a manufacturing facility which will enable us to satisfy the hardware requirements for 3G qualification, and applying for our license to produce 3G products. We are committed to positioning the Company to take advantage of the potential for growth in the global mobile telecommunication industry as a result of the rapid development in 3G telecommunication technology, the integration of telecommunications and information networks, the generation of new mobile telecommunication businesses, and an increase in the scale of mobile telecommunications, associated equipment, mobile networking and mobile information service industries.

4.
We have established capital advantages and capital support with upstream developers and producers, mostly in the form of deposits of 20% or even more, to ensure the proper implementation of our strategic plans and product development initiatives. As a result of our optimization and integration of our operations, we store materials in processing plants and with suppliers to avoid unnecessary loss of inventory and reduce our cost of carrying inventory, which has enabled us to control our costs and maintain reasonable product prices.

Research & Development

Our R&D Department is responsible for new products research and new technologies development. It has made significant contributions to the Company's ability to quickly adjust our overall strategy, sustain advanced product development, and most importantly, enhance the technical strength and core competitive edge of the Company in the market. Most of our patented models and samples are developed exclusively by our R&D Department, including the first telecommunications terminal fully supporting the CDMA2000-1X protocol, the first watch-style wireless mobile, the first mobile made in China using three-color OLED organic EL secondary display with TFT main display, the first mobile made in China supporting four frequencies: 850/900/1800/1900MHz, the first mobile made in China with 64 polyphonic melody, the first mobile supporting a USB interface and 16M flash U-disk (NAND-FLASH), the first mobile made in China with an internal 300K camera, Ultra-red, EMS , MMS, JAVA and USB. At the Annual Conference on Network Application Technology, Beijing, held by CCID in February 2007, our Model M62 received the Most Fashionable Cell Phone of 2004 award, and our Model OS70 won the Best Potential of 2004 award.

As 3G technology continues to develop in the PRC, we anticipate that we will be able to develop our own 3G mobile phones based on both our own research and development efforts and cooperation with our strategic industry partners. We will put our efforts toward the development of the products in TD-SCDMA and WCDMA standard. We have established a team for technology development, which includes members from our product planning division, project management division and industrial design center. Our product planning division is responsible for constructing the medium term strategic plans and research and development scheduling. Our project management division administers our research and development efforts, overseas manufacturing and quality control of our products and monitors costs, including human resource costs. Our industrial design center is responsible for evaluating design plans provided by our R&D Department or by third party industrial design companies, confirming model structural design and tracing the issues on module production and quality.

In addition, we have continued to negotiate with several parties, including foreign 3G technology providers, such as Spreadtrum Communication (Shanghai) Inc. (“SCI”), and several 3G chipset and solution providers in order to prepare for the launch of 3G services in coming year. Our strategic partners, such as SCI, develop 2.5G and 3G integrated circuit and provide 2.5G GPRS and 3G TD-SCDMA chipset and software development platforms and solutions. We believe our cooperation with these 3G technology providers and our cooperation on future research and development projects will help facilitate our entry into the 3G wireless market.

Furthermore, we have cooperation agreements with professional design houses, such as Shanghai Huntel Technology Limited and Tranzda Wireless, who are mainly involved with us in the design of MMI (U2), software and hardware testing, CTA (“China Type Approval”) certification, acquisition and phone main board updating and software adaptability testing. We are also working with our cooperative partners, such as Dalian Daxian Telecom Co., Ltd., to develop ID/MD and the layout of cellular phone main boards. Based on our research and development, we are able to design and develop new products. Whenever possible, we use and lease the instruments and equipment of other professional design houses, rather than purchasing it ourselves. In the area of software compiling, testing & updating, we utilize data cables and computers installed with professional software in a testing environment. All the computers and data cables are owned by Xelent.

In general, cell phone industry manufacturers of the PRC conduct their research and development based on the existed chip functions, which reflect in the form of application or interface level development. Both application level and interface level development is categorized as adaptability systems, while only protocol stack and source procedure development is recognized as software development. Therefore, there is no exclusive right or limited use of any such systems for us.

Competition

The Company faces substantial competition from other wireless phone manufacturers such as: Nokia and Motorola, which controlled more than 50%, of the cellular market in the PRC in the first three quarters of 2006. In addition we face competition from Ningbo Bird Corporation Ltd and Lenovo Group Limited, both of which are domestic PRC producers and controlled between 4% and 10%, respectively, of the cellular market in the PRC in 2005.

In addition to the pursuit of operational turnover of inventory, the Company will continue its two year strategy to stabilize its growth, which we believe will result in a sound increase in revenues and profits. We will also seek to launch our 3G products as soon as possible in order to take advantage of the open market and offer the products meeting consumer demands and trends before our competitors. Due to the short history of 3G products we can develop our brands and products in this immature market and compete strongly with all cell phone suppliers.

Government Regulation

There are limited government regulations restricting or having a material effect on Xelent, including but not limited, any law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award binding on or applicable to Xelent. In the PRC cellular market, cellular manufacturers are responsible for repair, replacement and return of cellular phone to customers within the warranty period in accordance with certain rules and regulation in the PRC.

The PRC cellphone industry is one of the most advanced in the world. The PRC government does not promulgate obstruction or entry-restricted industry policies. Meanwhile, the PRC owns a huge customer base and transaction system. Currently, the industry is in a relatively free environment, and we expect that future policy will not adversely impact industrial development.

Intellectual Property and Proprietary Rights

Xelent has been approved to use “”as a registered trademark and the China Trademark Agency has distributed a “Notification of Acceptance” with serial number ZC3878232SL. Xelent has also applied to use “Proxlink” as a trademark and it is expected to become a registered trademark after two years’ probation verified by the China Trademark Agency.

We utilize other intellectual property legally with partners that we cooperate with through contracts or agreements.

Employees

We have approximately 60 employees. Of the 60 employees, 7 persons serve in management related capacities. The remaining employees are in 10 departments, namely the Project Management Department which employs 2 persons; the Technology Support and Quality Control Department which employs 4 persons; the Business Management Department which employs 2 persons; the Planning and Finance Department which employs 5 persons; the Human Resources Department which employs 8 persons; the Financing and Investment Department which employs 1 person, the Customer Service Department which employs 19 persons; the R&D Department which employs 6 persons; the Marketing Development Department which employs 3 persons and the Logistics Department employs 3 persons.

We believe that our relationship with our employees is good, and there are no collective bargaining arrangements in place.

Properties

We lease office space in Beijing, Shenzhen, Tianjin and Hong Kong. Our Beijing office serves as our corporate headquarters and is responsible for sourcing and coordination with cellular component suppliers, coordination with our research and development partners and following up the hardware and software testing aspects before mass production. Our Shenzhen Office serves as the base for cellular component sourcing and coordination with suppliers and manufacturers. Our Tianjin Office is mainly responsible for production management. Its functions include coordination with our principal manufacturer to adjust the production plan in accordance with our sales plan, raw material supply and cellular phone delivery management and supervision of the production processing of our principal manufacturer, as well as quality control. The office in Hong Kong is a representative office for coordination with customers.

The following is relevant information on our offices:

Address	Office / Production	Process / Lease	Monthly Rental (rmb)	Monthly Rental (usd)	Lease period
No. 2, Unit 1, Building 2,Guanhaixi Plaza, Chuangye Road, Nanshan Dist., Shenzhen	Office	Lease	5,500.00	741	09/19/07 to 02/19/08
12th Floor, Tower B, Chaowai MEN Office Building, 26 Chaowai Street, Chaoyang Disc., Beijing	Office	— (1)	50,000.00	6,738	01/08 to 12/08
No.185, Xinda Road, Hebei District, Tianjin	Office	—(2)	—	—	—
No. 1, Fuyou Street, Airport Huoyun Road, Shunyi Dist., Beijing	Office	—(3)	—	—	—
Room 1502, Jubilee Centre, 18 Fenwick Street, 46 Gloucester Road, Wanchai, Hong Kong	Office	Lease	19,500(HKD)	2,471	9/5/07 to 9/4/09

(1)  From May 1, 2006 to December 31, 2006, there is a rent-free period for our headquarters in Beijing. We intend to renew the contract with landlord by the end of each year.

(2)  Our Tianjin office is located in the CECM factory. The office is provided by CECM and is cost-free to us.

(3)  These two offices are provided by Beijing Xin Ganxian Logistic Company and are cost-free to us.

Legal Proceedings

We are not party to any litigation, and we are not aware of any threatened litigation that would have a material adverse effect on us or our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

As of September 30, 2007, our current directors and executive officers were as follows:

Name	Age	Positions Held

Wang Xin	38	Chief Executive Officer and a Director
Zhao Hongwei	41	Chief Financial Officer
Liu Yu	41	Director
Naizhong Che	64	Director
Peng Wang	35	Director
Zhixiang Zhang	39	Director
Nathaniel K. Hsieh	42	Director
Howard S. Barth	55	Director

Wang Xin has served as Chief Executive Officer and a member of our Board of Directors since March 31, 2005. From April 2003 to present, he has also served as Director and General Manager of Xelent. Prior to joining Xelent, he served as the as the General Manager of the Sales and Marketing Division of Shanghai Cellstar International Trading Co., Ltd. from January 2003 to April 2003; Director of Logistics & Customer Service of Shanghai Cellstar International Trading Co., Ltd. from November 1997 to January 2003; and Director and Vice President of Beijing VA Communication Equipment Co., Ltd. from May 1996 to October 1997.

Zhao Hongwei has served as our Chief Financial Officer since October 26, 2005. Mr. Zhao has over 15 years’ experience in accounting and financial management, mainly with listed companies in Hong Kong and Foreign Invested Enterprise in the PRC, most recently serving as the regional financial controller of XinAo Gas Holdings Limited, a listed company in Hong Kong.

Liu Yu has served as a member of our Board of Directors since March 31, 2005 and a member of the Board of Directors of Xelent since April 2003. From May 1998 to present he has also served as Chairman of the Board of Beijing Huanyitong Technology & Trading Co., Ltd. From May 1995 to April 1998, he served as General Manager of Beijing Lianwanjia Telecommunication Trading Center.

Naizhong Che has served as a member of our Board of Directors since February 7, 2007. He earned his B.S. from Beijing University of Posts and Telecommunications. Now retired, he has broad experience in the communications industry including R&D, production, imports and exports. He served twelve years with the Ministry of Information Industry of China Posts and Telecommunications Industry Standardization Institute in various capacities.

Peng Wang has served as a member of our Board of Directors since February 7, 2007. He earned his bachelor’s degree at Central University of Finance and Economics and his master’s at Guanghua School of Management, Peking University. His expertise includes formulating, planning and implementing marketing strategies for technology companies. He is currently General Manager for Beijing Youlilianxu Technology Co., Ltd. where he is responsible for products in the PRC, including ViewSonic projection, Samsung MP4 and LG projection.

Zhixiang Zhang has served as a member of our Board of Directors since February 7, 2007. He earned bachelor and master’s degrees at Central University of Finance and Economics. He has extensive experience in corporate financial management, audits and financial strategy, and most recently was the Financial Controller for CECT-Chinacom Communications Co., Ltd.

Nathaniel K. Hsieh has served as a member of our Board of Directors since February 7, 2007. He is a member of the Illinois and Iowa Bar Associations. He earned his L.L.M. at Georgetown University and his J.D. at the University Of Iowa College Of Law. He is the Founder and President of Tritent International Corp. of Chicago, Illinois, which oversees tobacco import and manufacturing operations for one of the 60 independent tobacco manufacturers in U.S.

Howard S. Barth has served as a member of our Board of Directors since February 7, 2007. He is a member of the Canadian Institute of Chartered Accountants and the Ontario Institute of Chartered Accountants. He earned his B.A. and M.B.A. at York University and has over 25 years of experience as a certified accountant. Until recently, he was chief executive officer and president with Yukon Gold Corporation, Inc., a public company which is dual-listed in the U.S. and Canadian markets. He is currently a director of Yukon Gold Corporation Inc., an OTC BB and TSX listed company, and has served on its audit committee. He is also a member of the Board of Directors and chairman of the audit committee for Nuinsco Resources Limited, a TSX listed exploration company, and New Oriental Energy & Chemical Corp., a NASDAQ listed company. He is also currently a director for Uranium Hunter Corporation, an OTC BB company.

Committees of the Board of Directors

On February 7, 2007, our Board of Directors approved and authorized the establishment of three new committees to facilitate and assist the Board of Directors in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nominations/Corporate Governance Committee. In accordance with American Stock Exchange listing standards, all the committees are comprised solely of non-employee, independent Directors. Charters for each committee are available on the Company’s website at www.orsus-xelent.com. The charter of each committee is also available in print to any stockholder who requests it. The table below shows current membership for each of the standing committees of our Board of Directors.

Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Nathaniel K. Hsieh (Chair)	Naizhong Che (Chair)	Naizhong Che (Chair)
Howard S. Barth	Nathaniel K. Hsieh	Zhixiang Zhang
Zhixiang Zhang	Peng Wang	Peng Wang

Audit Committee

The Audit Committee is currently comprised of Nathaniel K. Hsieh (Chair), Howard S. Barth and Zhixiang Zhang, each of whom are “independent” as defined by the Company Guide of the American Stock Exchange, which is the independence standard that we have chosen to report under. Howard S. Barth is the designated “financial expert” as defined by the Securities and Exchange Commission’s (the “SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of any registered public accounting firm employed by the Company (including resolution of disagreements between management and the accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or other services. Any such registered public accounting firm must report directly to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to evaluate and, where appropriate, replace the registered public accounting firm.

Nominating/Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for preparing a list of candidates to fill the expiring terms of directors serving on our Board of Directors. The Nominating Committee submits the list of candidates to the Board of Directors who determines which candidates will be nominated to serve on the Board of Directors. The names of nominees are then submitted for election at our Annual Meeting of Stockholders. The Nominating Committee also submits to the entire Board of Directors a list of nominees to fill any interim vacancies on the Board of Directors resulting from the departure of a member of the Board of Directors for any reason prior to the expiration of his term. In recommending nominees to the Board of Directors, the Nominating Committee keeps in mind the functions of this body. The Nominating Committee considers various criteria, including the ability of the individual to meet the American Stock Exchange “independence” requirements, general business experience, general financial experience, knowledge of the Company’s industry (including past industry experience), education, and demonstrated character and judgment. The Nominating Committee will consider director nominees recommended by a stockholder if the stockholder mails timely notice to the Secretary of the Company at its principal offices, which notice includes (i) the name, age and business address of such nominee, (ii) the principal occupation of such nominee, (iii) a brief statement as to such nominee’s qualifications, (iv) a statement that such nominee consents to his or her nomination and will serve as a director if elected, (v) whether such nominee meets the definition of an “independent” director under the rules of the American Stock Exchange listing standards and (vi) the name, address, class and number of shares of capital stock of the Company held by the nominating stockholder. Any person nominated by a stockholder for election to the Board of Directors will be evaluated based on the same criteria as all other nominees. The Nominating Committee also oversees our adherence to our corporate governance standards. The members of the Nominating Committee are Naizhong Che (Chair), Nathaniel K. Hsieh and Peng Wang, each of whom is “independent” as defined by the Company Guide of the American Stock Exchange.

Compensation Committee

The Compensation Committee is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of the Compensation Committee are Naizhong Che (Chair), Zhixiang Zhang and Peng Wang, all of whom are “independent” directors as defined by the Company Guide of the American Stock Exchange, which is the independence standard that we have chosen to report under.

Compensation Discussion and Analysis

General Philosophy

We currently compensate our senior management and key employees through a single method of base salary. However, a mixed compensation program of base salary, bonus and equity compensation is under consideration and will be designed to impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

At the senior-most levels, we will design the incentive compensation to reward company-wide performance by tying awards primarily to earnings growth and stock appreciation. At lower levels, we will design the incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant employees, although company-wide performance will also be a factor.

Base Salaries

We want to provide our senior management with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status and accomplishments. For our chief executive officer, we concluded that a base salary of between $65,000 and $75,000 was appropriate in this regard for the fiscal year ending December 31, 2006. Similarly, we concluded that a base salary of between $30,000 and $40,000 was appropriate for our chief financial officer for the fiscal year ending December 31, 2006. These ranges were not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. We performed a similar analysis with respect to other senior management. We provide a significant level of competition for our senior vice presidents. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below.

Summary Compensation Table
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified deferred compensation earnings ($)	All other Compensation ($)	Total ($)
Wang Xin, CEO	2006	66,309	N/A	N/A	N/A	N/A	N/A	N/A	66,309
Zhao Hongwei, CFO	2006	30,110	N/A	N/A	N/A	N/A	N/A	N/A	30,110
Wang Xiaolong, Vice-President	2006	25,757	N/A	N/A	N/A	N/A	N/A	N/A	25,757
Zhou Liangyun Vice-President	2006	22,989	N/A	N/A	N/A	N/A	N/A	N/A	22,989
Wan Feng, CEO Assistant	2006	20,395	N/A	N/A	N/A	N/A	N/A	N/A	20,395

As of as of September 30, 2007 the Company did not have any grants of plan-based awards, outstanding equity awards at fiscal year-end, option exercises and stock vested, pension benefits, or nonqualified deferred compensation. The Company did not have any post-employment payments to report.

There was no officer whose salary and bonus for the period exceeded $100,000. The amounts listed in the table above were paid by Xelent, the wholly owned subsidiary of our wholly owned subsidiary UFIL. While we do have employment agreements with our executive officers, the salary for our executive officers is at the discretion of our Board of Directors. We expect to pay substantially similar compensation to our executives in the future and anticipate continuing to pay them through Xelent.

We recently adopted our 2007 Long-Term Incentive Plan (the “Plan”), as approved by our shareholders at the Annual Meeting on December 18, 2007, but there have been no grants under the Plan. For additional information on the Plan, please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2008.

Compensation of Directors

The Company does not compensate its directors. All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board of Director’s and/or committee meetings. The Company may establish other compensation plans (e.g. options, cash for attending meetings, etc.) in the future.

Employment Agreements

While we do have employment agreements with our executive officers, the salary for our executive officers is at the discretion of our Board of Directors. Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are Naizhong Che (Chair), Zhixiang Zhang and Peng Wang, all of whom are “independent” directors. The Company requires all employees or independent contractors to enter into confidentiality agreements.

Indemnifications of Directors And Executive Officers And Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to our Company and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The relationships between our directors and the Company are as follows:

Messrs Wang Xin and Liu Yu have outstanding loans to the Company in the amount of $324,000, which loans are unsecured, interest-free and repayable by the Company on demand of the noteholder.

Mr. Wang Zhibin, a former director of the Company,has an outstanding loan to the Company in the amount of $133,000, which loan is unsecured, interest-free and repayable by the Company on demand of the noteholder.

The Company has bank loans amounting of $8,571,000 which were guaranteed by the director, Mr. Liu Yu. (See the table on Page 46)

Policy for Approval of Related Party Transactions

Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, or adherence to standards of business conduct as required by our policies.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 1, 2008 for each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Amount and Nature of Beneficial Ownership(2)
Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares (3)	Percent of Voting Stock (4)

Common	Wang Xin, Chief Executive Officer and Director	3,000,000	10.09%

Common	Liu Yu, Director	6,000,000	20.16%

Common	Wang Zhibin	6,000,000	20.16%

(1)	Unless otherwise noted, the address is that of the Company.

(2)
On February 1, 2008, there were 29,756,000 shares of our common stock outstanding. Each person named above has sole investment and voting power with respect to all shares of the common stock shown as beneficially owned by the person, except as otherwise indicated below.

(3)
Under applicable rules promulgated by the U. S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the “beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through (x) the exercise of any option or warrant or (y) the conversion of another security.

(4)
In determining the percent of our common stock owned by a person (a) the numerator is the number of shares of our common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 29,756,000 shares of our common stock outstanding on February 1, 2008 and (ii) any shares of our common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

The following table sets forth information regarding the beneficial ownership of our common stock as of February 1, 2007 for each of our officers and directors and all our officers and directors as a group. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Amount and Nature of Beneficial Ownership(2)
Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares (3)	Percent of Voting Stock (4)

Common	Wang Xin, Chief Executive Officer and Director	3,000,000	10.09%

Common	Liu Yu, Director	6,000,000	20.16%

Common	Zhao Hongwei, Chief Financial Officer	—	—

Common	Naizhong Che, Director	—	—

Common	Peng Wang, Director	—	—

Common	Zhixiang Zhang, Director	—	—

Common	Nathaniel K. Hsieh, Director	—	—

Common	Howard S. Barth, Director	—	—

Common	Directors and executive officers as a group (8 persons)	9,000,000	30.25%

(1)	Unless otherwise noted, the address is that of the Company.

(2)
On February 1, 2008, there were 29,756,000 shares of our common stock outstanding. Each person named above has sole investment and voting power with respect to all shares of the common stock shown as beneficially owned by the person, except as otherwise indicated below.

(3)
Under applicable rules promulgated by the U. S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the “beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through (x) the exercise of any option or warrant or (y) the conversion of another security.

(4)
In determining the percent of our common stock owned by a person (a) the numerator is the number of shares of our common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 29,756,000 shares of our common stock outstanding on February 1, 2008 and (ii) any shares of our common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 29,756,000 shares are issued and outstanding as of the date hereof. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Certificate of Incorporation of the Company.

Holders of common stock are entitled to share in all dividends that the Board of Directors of the Company (the “Board”), in its discretion, declares from legally available funds. Since inception the Company has not paid any dividends on its common stock. The Company currently does not anticipate paying any cash dividends in the foreseeable future on its common stock, when issued pursuant to this offering. Although the Company intends to retain our earnings, if any, to finance the exploration and growth of its business, the Board will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which the Board may deem relevant.

Holders of our common stock do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions, and are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up. All of the issued and outstanding shares of the common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of the registrant's common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

Our corporate charter permits us to issue up to 100 million shares of preferred stock from time to time, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of holders of common stock, with us acting in accordance with our corporate charter and bylaws. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

There are no shares of preferred stock outstanding.

Underwriter’s Warrants

We have agreed to sell to the underwriters warrants for the purchase of up to a total of _____ shares of common stock of the Company at a price of $____ per share. The shares issuable upon exercise of these warrants are identical to those offered by this prospectus, except that the exercise price of the warrants is $____ (120% of the offering price of the shares of common stock of the Company sold in the offering). For a more complete description of the underwriter’ warrants, see the section below entitled “Underwriting—Underwriter’s Warrants.” In no event will we be required to net cash to settle the underlying warrants

Market Price of Our Common Stock

Our common stock is currently listed for trading on AMEX under the ticker symbol “ORS”. The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and efficiency of our proposed products and services or our competitors’ products and services;

•	Announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of our Company; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Such provisions may have the effect of discouraging a third-party from acquiring our Company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their telephone number is (303) 282-4800.

Listing

Our shares of common stock are currently listed for trading on the AMEX under the ticker symbol “ORS”.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we had 29,756,000 shares of common stock outstanding. All of the shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding (which will equal approximately [______] shares immediately after this offering); or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our Company.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, shares that meet the 144(k) criteria above could be sold immediately upon the completion of this offering.

UNDERWRITING

General Information

We are offering the shares of common stock described in this prospectus through Newbridge Securities Corporation (the “Underwriter”) as set forth below. Our common stock has been approved for listing on the AMEX under the symbol "ORS". All of our officers, directors, and principal stockholders that own any of our securities (including warrants, options and common stock) as of the date of this prospectus have agreed that without the consent of the Underwriter, under lock-up agreements, they will not sell, transfer or otherwise dispose of 50,000 shares of our common stock purchased prior to this offering for a period of twelve months  from the date of this prospectus or any longer period required by The Financial Industry Regulatory Authority ("FINRA").

The Underwriter and the Underwriting Agreement

We will enter into an underwriting agreement with the Underwriter. Subject to the terms and conditions of the underwriting agreement, the Underwriter has agreed to purchase, on a firm commitment basis, [__________] shares of common stock at the public offering price less the underwriting discounts and commissions indicated in the following table:

Underwriter	Number of Shares
Newbridge Securities Corporation

Total

Except for the Underwriters' over-allotment option described below, the Underwriter must take and pay for all of the shares, if it takes any shares.

Over-Allotment Option

The Underwriter has an option to purchase from us at the offering price, less underwriting discounts and the non-accountable expense allowance, up to [_____] additional shares of common stock to cover sales of shares by the Underwriter which exceed [__________] shares of common stock. The Underwriter has 45 days from the date of this prospectus to exercise this over-allotment option. If any additional shares of common stock are purchased, the Underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

Pricing of Shares

The Underwriter proposes to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $____ per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $_____ per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the Underwriter.

The initial public offering price for our common stock will be determined by negotiations between us and the Underwriter. In determining the initial public offering price, we and the Underwriter expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the Underwriter;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the limited and sporadic quotations regarding our common stock prior to this offering;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the Underwriter can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Commissions

The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the Underwriter to us per share of common stock. The underwriting discount is $______ per share sold in this offering. The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Without over- allotment	With over- allotment
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Non-Accountable Expense Allowance(1)	$	$	$
Proceeds Before Expenses(2)	$	$	$

(1)  Non-accountable expense allowance is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

(2)  The offering expenses are estimated at $___________.

Underwriter’s Warrants

We have agreed to sell to the Underwriter warrants to purchase up to a total of [___________] shares of common stock. The common stock issuable upon exercise of these warrants are identical to those offered by this prospectus. The exercise price of the warrants is $____ (120% of the offering price of the shares of common stock of the Company sold in the offering) [, and may be exercised on a cashless basis]. The ______ warrants and the _____ shares of common stock underlying such warrant, have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the FINRA Conduct Rules. Additionally, the warrants may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus except to any selected dealer participating in the offering and their bona fide officers or partners and cannot be exercised prior to the third anniversary of the effective date of this prospectus. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions that will be paid for by the holders themselves. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. [However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price.]

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the Underwriter to bid for or purchase our shares of common stock before the distribution of the shares of common stock is completed. However, the Underwriter may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions. The Underwriter may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-Allotments and Syndicate Coverage Transactions. The Underwriter may create a short position in shares of our common stock by selling more shares of our common stock than are set forth on the cover page of this prospectus. If the Underwriter creates a short position during the offering, the Underwriter may engage in syndicate covering transactions by purchasing our securities in the open market. The Underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option.

•
Penalty Bids. The Underwriter, if acting as representative of several underwriters, may reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the shares of our common stock to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the shares of common stock if it discourages resales of the shares of our common stock.

Neither we nor the Underwriter make any representation or prediction as to the effect that the transactions described above may have on the prices of the shares of common stock. These transactions may occur on the AMEX or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

A prospectus in electronic format may be made available on the web site maintained by the Underwriter. The Underwriter may agree to allocate a number of shares of common stock for sale to their online brokerage account holders.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2006, 2005, and 2004 and for the years ended December 31, 2006, 2005, and 2004 appearing in this prospectus and the registration statement have been audited by Mazars CPA Limited, Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ORSUS XELENT TECHNOLOGIES, INC.

FINANCIAL STATEMENTS
(Stated in US dollars)

Orsus Xelent Technologies, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2006 and 2007

(Dollars in thousands except share data and per share amounts)

		(Unaudited) Three months ended September 30,		(Unaudited) Nine months ended September 30,
		2007	2006	2007	2006
	Note	US$000	US$000	US$000	US$000

Revenues		22,046	20,525	58,411	45,901

Cost of revenue		18,064	16,716	47,586	37,879

Gross income		3,982	3,809	10,825	8,022

Operating expenses:
Sales and marketing		142	140	389	926
General and administrative		262	1,194	2,250	1,883
Research and development		23	40	319	187
Depreciation		26	24	113	149
Allowance for obsolete inventories		108	-	700	-

Total operating expenses		561	1,398	3,771	3,145

Operating income		3,421	2,411	7,054	4,877

Finance costs		(443)	(41)	(747)	(70)
Other income		14	(4)	21	1

Income before income taxes		2,992	2,366	6,328	4,808

Income taxes	3	(422)	-	(1,062)	(160)

Net income		2,570	2,366	5,266	4,648

Other comprehensive income		-	-	-	-

		2,570	2,366	5,266	4,648

Earnings per share:	2

Basic and diluted		0.09	0.08	0.18	0.16

Weighted average shares outstanding		29,756,000	29,756,000	29,756,000	29,756,000

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
As of December 31, 2006 and September 30, 2007

(Dollars in thousands except share data and per share amounts)

		As of September 30, 2007	As of December 31, 2006
	Note	US$000	US$000
ASSETS
Current assets
Cash and cash equivalents		2,519	2,421
Accounts receivable, net of allowance for doubtful accounts of US$Nil (2006: US$230,000)		46,741	31,425
Inventories, net	4	4	1,230
Trade deposit paid, net		9,521	8,989
Advance to third party		-	288
Other current assets		106	86
Pledged deposit	5	1,128	1,128

Total current assets		60,019	45,567

Property, plant and equipment, net	6	393	320

Total assets		60,412	45,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	7	8,571	6,268
Accounts payable		13,760	10,964
Accrued expenses and other accrued liabilities		6,610	4,444
Trade deposits received		1,000	251
Due to directors	10	325	330
Due to a stockholder	10	132	-
Provision for warranty		115	53
Tax payables		2,350	1,294

Total current liabilities		32,863	23,604

Commitments and contingencies	9

Stockholders’ equity
Preferred stock, US$0.001 par value: Authorized: 100,000,000 shares, no shares issued		-	-
Common stock and paid-in capital, US$0.001 par value: Authorized: 100,000,000 shares
Issued and outstanding: 29,756,000 shares as of September 30, 2007 and as of December 31, 2006		30	30
Additional paid-in capital		2,484	2,484
Dedicated reserves		1,042	1,042
Other comprehensive income		975	975
Retained earnings		23,018	17,752

Total stockholders’ equity		27,549	22,283

Total liabilities and stockholders’ equity		60,412	45,887

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
As of December 31, 2006 and September 30, 2007

(Dollars in thousands except share data and per share amounts)

	(Unaudited) Nine months ended September 30,
	2007	2006
	US$000	US$000
Cash flows from operating activities
Net income	5,266	4,648
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	113	149
Allowance for obsolete inventory	700	-
Allowance for doubtful account	1,487	-
Changes in assets and liabilities:
Accounts receivable	(15,086)	(19,493)
Inventories, net	526	2,099
Trade deposits paid	(2,249)	7,468
Other current assets	(20)	57
Trade deposits received	749	(5,172)
Accounts payable	2,796	3,825
Due to directors	(132)	-
Due to a stockholder	132	-
Provision for warranty	62	(65)
Accrued expenses and other accrued liabilities	2,166	1,236
Tax payables	1,056	160

Net cash used for operating activities	(2,434)	(5,088)

Cash flows from investing activities
Purchase of property, plant and equipment	(186)	(150)
Advance from directors	127	-
Repayment from (Loan to) third parties	288	(125)

Net cash provided by (used for) investing activities	229	(275)

Cash flows from financing activities
New loan from banks	4,861	2,477
Repayment of bank loans	(2,558)	-

Net cash provided by financing activities	2,303	2,477

Net change in cash and cash equivalents	98	(2,886)

Cash and cash equivalents, beginning of the period	2,421	2,974

Cash and cash equivalents, end of the period	2,519	88

Supplemental disclosure information
Interest expenses	496	70
Income taxes	4	-

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
As of December 31, 2006 and September 30, 2007

(Dollars in thousands except share data and per share amounts)

	Common stock issued
	No. of shares	Amount	Additional paid-in capital	Dedicated reserves	Other compre- hensive income	Retained earnings	Total
		US$000	US$000	US$000	US$000	US$000	US$000

Balance as of January 1, 2006	29,756,000	30	2,484	1,042	349	11,034	14,939

Net income	-	-	-	-	-	6,718	6,718

Foreign currency translation adjustment	-	-	-	-	626	-	626

Balance as of December 31, 2006	29,756,000	30	2,484	1,042	975	17,752	22,283

Net income	-	-	-	-	-	5,266	5,266

Balance as at September 30, 2007 (Unaudited)	29,756,000	30	2,484	1,042	975	13,018	27,549

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.

Notes to Condensed Consolidated Financial Statements
For the 3 and 9 months ended September 30, 2006 and 2007

1.	BASIS OF PRESENTATION AND CONSOLIDATION

Basis of presentations
In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

The results for the nine-month period ended September 30, 2007 do not necessarily indicate the results that may be expected for the full year. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes thereto included in the Company’s 2006 Form 10-K.

Basis of consolidation
The financial statements include the accounts of Orsus Xelent Technologies, Inc. and its subsidiaries. Intercompany transactions and balances have been eliminated.

2.	EARNINGS PER SHARE

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period.

The Company had no potential common stock instruments with a dilutive effect for any period presented, therefore basic and diluted earnings per share are the same.

3.	INCOME TAXES

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which it operates. Provision for income and other related taxes have been provided in accordance with the tax rates and laws in effect in the various countries of operations.

No provision for withholding or United States federal or state income taxes or tax benefits on the undistributed earnings and/or losses of the Company's subsidiaries has been provided as the earnings of these subsidiaries, in the opinion of the management, will be reinvested indefinitely.

Orsus Xelent Technologies, Inc.

Notes to Condensed Consolidated Financial Statements
For the 3 and 9 months ended September 30, 2006 and 2007

3.	INCOME TAXES (CONTINUED)

United First International Limited was incorporated in Hong Kong and has no assessable profit for the periods presented. Orsus Xelent Trading (HK) Limited (“OXTHK”) was also incorporated in Hong Kong and Hong Kong Profits Tax has not been provided as OXTHK incurred a loss for taxation purposes. Since Beijing Orsus Xelent Technologies & Trading Co., Limited has registered as a wholly-owned foreign investment enterprise (“WOFIE”), it is subject to tax laws applicable to WOFIE in the PRC and is fully exempt from the PRC enterprise income tax of 24% for two years commencing in fiscal year 2005, followed by a 50% reduction for the next three years.

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, and prescribes the measurement process and a minimum recognition threshold for a tax position, taken or expected to be taken in a tax return, that is required to be met before being recognized in the financial statements. Under FIN 48, the Company must recognize the tax benefit from an uncertain position only if it is more-likely-than-not the tax position will be sustained on examination by the taxing authority, based on the technical merits of the position. The tax benefits recognized in the financial statements attributable to such position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate resolution of the position.

As of January 1, 2007, the Company is subject to the provisions of FIN 48, and has analyzed its filing positions in all of the federal, state and foreign jurisdictions where it is required to file income tax returns, as well as for all open years for those jurisdictions. As of December 31, 2006, and September 30, 2007, the Company has identified the following jurisdictions as “major” tax jurisdictions, as defined, in which it is required to file income tax returns: United States; Hong Kong and PRC. Based on the evaluations noted above, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements. Based on a review of tax positions for all open years, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48 during the nine months ended September 30, 2007, and the Company does not anticipate that it is reasonably possible that any material increase or decrease in its unrecognized tax benefits will occur within twelve months.

Upon adoption of FIN 48 on January 1, 2007, and as of September 30, 2007, the Company had no unrecognized tax benefits or accruals for the potential payment or interest and penalties. The Company’s policy is to record interest and penalties in this connection as a component of the provision for income tax expense. For the nine months ended September 30, 2007, no interest or penalties were recorded.

Orsus Xelent Technologies, Inc.

Notes to Condensed Consolidated Financial Statements
For the 3 and 9 months ended September 30, 2006 and 2007

3.	INCOME TAXES (CONTINUED)

(a) Income tax expenses comprised the following:

	(Unaudited) Nine months ended September 30,
	2007	2006
	US$’000	US$’000

Current tax
Hong Kong	-	160
PRC	1,062	-

	1,062	160

(b) Reconciliation from the expected statutory tax rate in the PRC of 24% (2005: 24%) is as follows:

	(Unaudited) Nine months ended September 30,
	2006	2005
	%	%

Statutory rate – PRC	24.0	24.0
Difference in tax rates in the countries that the Company operates	-	(1.0)
Tax exemption	(16.8)	(22.3)
Non-deductible expenses	4.7	2.6
Unrecognized tax losses	1.3	-

Effective tax rate	13.2	3.3

Orsus Xelent Technologies, Inc.

Notes to Condensed Consolidated Financial Statements

4.	INVENTORIES, NET

Components of inventories were as follows:
	(Unaudited)
	As of September 30, 2007	As of December 31, 2006
	US$’000	US$’000

Finished goods	4	1,115
Raw materials and work in process	-	115

	4	1,230

The Company has changed its policy from keeping inventories for resale to making indent sale during the period ended September 30, 2007 and resulting in significant decrease in inventories at the balance sheet date.

5.	PLEDGED DEPOSIT

The Company pledged the deposit to a guaranty company which serves as a guarantor for a bank loan of the Company amounted to US$6,268,000 obtained during 2006 as set out in note 7 to the financial statements.

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is summarized as follows:

	(Unaudited)
	As of September 30, 2007	As of December 31, 2006
	US$’000	US$’000

Moulds	115	107
Leasehold improvements	115	115
Plant and machinery	18	18
Office equipment	266	266
Motor vehicles	266	89

	780	595

Accumulated depreciation	(387)	(275)

	393	320

Orsus Xelent Technologies, Inc.

Notes to Condensed Consolidated Financial Statements

7.	SHORT-TERM BANK LOANS

All bank loans are secured by guarantee provided by the director, Mr. Liu Yu. Bank loans of US$6,268,000 are further secured by guarantees provided by a guaranty company as set out in note 5 to the financial statements. The bank loans are repayable within one year at interest rates ranging from 7.344% to 7.956% per annum.

8.	SEGMENT INFORMATION

During the period ended September 30, 2007, all revenues of the Company are from its business of designing for retail and wholesale distribution cellular phones. Accordingly no financial information by business segment is presented.

The Company operates in the PRC and all its revenue and operating profit are from the PRC. Accordingly no geographical analysis is presented.

9.	COMMITMENTS AND CONTINGENCIES

As of September 30, 2007, the Company had contingent liabilities not provided for in the financial statements in respect of guarantee of banking facilities granted to an independent third party amounting to approximately US$15,350,000 (equivalent to RMB120,000,000).

10.	RELATED PARTY TRANSACTION

a.	Name and relationship of related parties

Related party	Relationship with the Company during the period ended September 30, 2007

Mr. Wang Xin	Director and stockholder of the Company
Mr. Liu Yu	Director and stockholder of the Company
Mr. Wang Zhibin	Stockholder of the Company #

#       Ceased to be a director since February 7, 2007

Orsus Xelent Technologies, Inc.

Notes to Condensed Consolidated Financial Statements

9.	RELATED PARTY TRANSACTION (CONTINUED)

b.	Summary of related party balances

		(Unaudited)
		As of September 30, 2007	As of December 31, 2006
	Note	US$000	US$000

Due to directors
Mr. Wang Xin, Mr. Liu Yu and Mr. Wang Zhibin		-	330
Mr. Wang Xin and Mr. Liu Yu	(i)	325	-

		(Unaudited)
		As of September 30, 2007	As of December 31, 2006
	Note	US$000	US$000

Due to a stockholder
Mr. Wang Zhibin	(i)	132	-

	(Unaudited)
	As of September 30, 2007	As of December 31, 2006
	US$000	US$000

Bank loans guaranteed by a director
Mr. Liu Yu	8,571	6,268

Note:

(i) The amounts are unsecured, interest-free and repayable on demand.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Orsus Xelent Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Orsus Xelent Technologies, Inc. and its subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2006 and 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

Mazars CPA Limited

Certified Public Accountants
Hong Kong
Date: January 17, 2008

Orsus Xelent Technologies, Inc.

Consolidated Statements of Operations
Years ended December 31, 2006, 2005 and 2004

		2006	2005	2004
	Note	US$’000	US$’000	US$’000

Operating revenues – Net sales		68,108	28,705	70,822

Operating expenses:
Cost of sales		55,226	22,272	56,231
Sales and marketing		1,045	1,554	3,314
General and administrative		1,560	1,064	1,435
Research and development		255	413	586
Depreciation		175	310	598
Allowance for obsolete inventories		1,387	98	-
Loss on disposal of property, plant and equipment		454	-	-

Total operating expenses		60,102	25,711	62,164

Operating income		8,006	2,994	8,658

Interest expense		(116)	(25)	(143)
Other income, net		75	544	64

Income before income taxes and minority interest		7,965	3,513	8,579
Income taxes	5	(1,247)	(21)	-

Income before minority interest		6,718	3,492	8,579

Minority interest		-	-	120

Net income		6,718	3,492	8,699

Other comprehensive income
Foreign currency translation adjustment		626	349	-

Comprehensive Income		7,344	3,841	8,699

Earnings per share
Basic and diluted (US$)	6	0.23	0.12	0.29

Weighted average number of common shares outstanding		29,756,000	29,756,000	29,756,000

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.

Consolidated Balance Sheets
As of December 31, 2006 and 2005

		2006	2005
	Note	US$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents		2,421	2,974
Accounts receivable, net of allowance for doubtful accounts of $230,000 (2005: $149,000)		31,425	12,034
Inventories	7	1,230	4,460
Trade deposits paid		8,989	10,580
Advance to third party		288	-
Other current assets		86	182
Pledged deposit	8	1,128	-

Total current assets		45,567	30,230

Property, plant and equipment, net	9	320	781

Total assets		45,887	31,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loan	10	6,268	-
Accounts payable – Trade		10,964	7,939
Accrued expenses and other accrued liabilities		4,444	2,238
Trade deposits received		251	5,432
Due to directors	13	330	320
Provision for warranty		53	122
Tax payables		1,294	21

Total current liabilities		23,604	16,072

Commitments and contingencies	14

Stockholders’ equity
Preferred stock, US$0.001 par value: Authorized: 100,000,000 shares, no shares issued		-	-
Common stock and paid-in capital, US$0.001 par value: Authorized: 100,000,000 shares
Authorized, issued and outstanding: 29,756,000 shares as of December 31, 2006 and as of December 31, 2005		30	30
Additional paid-in capital		2,484	2,484
Dedicated reserves	11	1,042	1,042
Other comprehensive income		975	349
Retained earnings		17,752	11,034

Total stockholders’ equity		22,283	14,939

Total liabilities and stockholders’ equity		45,887	31,011

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.

Consolidated Statements of Changes in Stockholders' Equity
Years ended December 31, 2006, 2005 and 2004

	Common stock issued
	No. of shares	Amount	Additional paid-in capital	Dedicated reserves	Other compre- hensive income	Retained earnings/ (Accumulated losses)	Total
		US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Balance as of January 1, 2004	15,000,000	15	2,549	-	-	(115)	2,449

Reverse merger and recapitalization	14,756,000	15	(65)	-	-	-	(50)

Net income	-	-	-	-	-	8,699	8,699

Transfer to dedicated reserves	-	-	-	1,042	-	(1,042)	-

Balance as of December 31, 2004	29,756,000	30	2,484	1,042	-	7,542	11,098

Net income	-	-	-	-	-	3,492	3,492

Foreign currency translation adjustment	-	-	-	-	349	-	349

Balance as of December 31, 2005	29,756,000	30	2,484	1,042	349	11,034	14,939

Net income	-	-	-	-	-	6,718	6,718

Foreign currency translation adjustment	-	-	-	-	626	-	626

Balance as of December 31, 2006	29,756,000	30	2,484	1,042	975	17,752	22,283

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	US$’000	US$’000	US$’000
Cash flows from operating activities
Net income	6,718	3,492	8,699
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	175	310	598
Loss on disposal of property, plant and equipment	454	-	7
Allowance for doubtful accounts	767	149	-
Allowance for obsolete inventories	1,387	98	269
Interest expense	116	-	-
Loss on liquidation of a subsidiary	-	-	120
Minority interest	-	-	(120)
Exchange difference	151	53	-
Changes in assets and liabilities:
Accounts receivable – trade	(19,072)	(3,715)	(8,250)
Inventories, net	1,989	1,376	(5,687)
Trade deposits paid	1,245	(2,239)	(8,125)
Other current assets	102	34	(149)
Trade deposits received	(5,359)	2,879	2,487
Accounts payable – trade	2,765	(6,266)	13,651
Provision for warranty	(73)	(65)	182
Accrued expenses and other accrued liabilities	2,133	1,317	959
Provision for taxation	1,272	21	-

Net cash (used in) provided by operating activities	(5,230)	(2,556)	4,641

Cash flows from investing activities
Purchase of property, plant and equipment	(156)	(503)	(1,397)
Proceeds from sales of property, plant and equipment	-	-	43
Repayment from a related company	-	3,407	4,524
Loan to a related company	-	-	(7,107)
Loan to third party	(288)	-	-
Decrease (Increase) in restricted cash	-	2,395	(2,333)
Pledged deposit paid	(1,128)	-	-
Repayment from stockholders	-	-	1,352

Net cash (used in) provided by investing activities	(1,572)	5,299	(4,918)

Cash flows from financing activities
Interest expense	(116)	-	-
Advance from stockholders	-	1	311
Borrowing from bank	6,268	-	-

Net cash provided by financing activities	6,152	1	311

Net (decrease) increase in cash and cash equivalents	(650)	2,744	34

Cash and cash equivalents, beginning of the year	2,974	224	190
Exchange gain on cash and cash equivalents	97	6	-

Cash and cash equivalents, end of the year	2,421	2,974	224

Supplemental disclosure information:
Interest expenses	116	-	-

The accompanying notes are an integral part of these consolidated financial statements.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

1.	BASIS OF FINANCIAL STATEMENT PRESENTATION AND REORGANIZATION

Orsus Xelent Technologies, Inc. (“ORXT”), formerly known as Universal Flirts Corp., was organized under the laws of the State of Delaware on May 25, 2004. Through its subsidiary, Universal Flirts, Inc., ORXT engaged in developing and operating an online dating service.

As described in Note 2 below, prior to the reorganization with United First International Limited (“UFI”), a company incorporated in the Hong Kong Special Administrative Region (“HK”) of the People’s Republic of China (the “PRC”), on March 31, 2005, ORXT was a development stage company, which, other than providing an online dating service, had no operations or revenues. After recapitalization, ORXT exited the development stage after March 31, 2005.

Upon the completion of the reorganization, ORXT assumed the business operations of UFI as primarily undertaken by its subsidiary, Beijing Orsus Xelent Technologies & Trading Co., Limited (“BOXT”) (English translation for identification purpose only), an enterprise incorporated in Beijing, the PRC that is engaged in the business of design, retail and wholesale distribution cellular phones.

On July 14, 2005, Orsus Xelent Holdings (BVI) Limited (“OXHBVI”) was incorporated in the British Virgin Islands (“BVI”) with issued capital of US$2. OXHBVI is 100% owned by ORXT and the principal activity of OXHBVI is investment holding. On July 22, 2005, Orsus Xelent Trading (HK) Company Limited (“OXTHK”) was incorporated in HK with issued capital of HK$100 (equivalent to US$13), a company engaged in trading of cellular phone and accessories, and is 100% owned by OXHBVI.

2.	REORGANIZATION

(a)	Reorganization

On March 18, 2005, the board of directors approved a 4-for-1 forward split of its issued and outstanding common stock with a record date of March 28, 2005.

Pursuant to a Stock Transfer Agreement dated March 29, 2005, ORXT transferred all of the common stock of Universal Flirts, Inc. to Mr. Darrell Lerner in exchange for the cancellation of 28,200,000 shares of ORXT’s common stock. Subsequently, ORXT had 14,756,000 shares of its common stock outstanding.

(b)	Recapitalization

Effective on March 31, 2005, ORXT completed a stock exchange transaction with the stockholders of UFI. Pursuant to the Securities Exchange Agreement, ORXT issued 15,000,000 shares of its common stock to the stockholders of UFI, in exchange for 20,000,000 outstanding shares of UFI and cash payment of US$50,000 from UFI. After giving effect to the exchange, ORXT had 29,756,000 shares of its common stock outstanding. As a result of the exchange, UFI became a wholly-owned subsidiary of ORXT.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

2.	REORGANIZATION (CONTINUED)

(b)	Recapitalization (Continued)

For accounting purposes, the transaction has been treated as a recapitalization of UFI with ORXT being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to March 31, 2005 are those of UFI, even though they are labeled as those of ORXT. Retained earnings of the accounting survivor, UFI, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI. Earnings per share for periods prior to the recapitalization are restated to reflect the equivalent number of shares. Upon completion of the transaction, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets/liabilities of the public shell, ORXT. Accordingly, the Company’s stockholders’ equity as of December 31, 2004 has been recapitalized and restated.

Following the recapitalization, ORXT held 100% of the issued and outstanding shares of UFI and UFI became a wholly-owned subsidiary of ORXT. In this report, ORXT, UFI, BOXT Sapphine, OXHBVI and OXTHK are collectively referred to as the “Company”.

(c)	Merger under common control

UFI was incorporated in Hong Kong on September 8, 2004 and was 20%, 40% and 40% owned by Mr. Wang Xin, Mr. Liu Yu and Mr. Wang Zhibin respectively. UFI has had no operations since its incorporation.

Pursuant to the agreement entered into between UFI and Mr. Wang Xin, Mr. Liu Yu and Mr. Wang Zhibin, who owned 20%, 40% and 40% interests respectively in BOXT on November 1, 2004, UFI consummated a merger with BOXT, and paid USD1,207,000, to all owners of Xelent, in exchange for all their beneficial interests in BOXT (“the Agreement”). BOXT was established in the PRC on May 6, 2003 as a PRC company with limited liability. The principal activities of BOXT were the development of cellular phones software and technology, including the design and trading of cellular phones.

On November 3, 2004, the Beijing Municipal Bureau of Commerce (the “Bureau”) approved the transfer of interests and the application for the change of BOXT status to a wholly-owned foreign investment enterprise (“WOFIE”) with limited liability. Upon granting WOFIE status, the operating period of BOXT was for an initial term of 10 years until November 9, 2014 and UFI became the sole registered owner of BOXT.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

2.	REORGANIZATION (CONTINUED)

(c)	Merger under common control (Continued)

Consistent with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations”, transfers of net assets or exchanges of equity interests between entities under common control do not constitute business combinations. Because UFI and Xelent were beneficially owned by the same stockholders group, Mr. Wang Xin, Mr. Liu Yu and Mr. Wang Zhibin, immediately before and after the combination, the Agreement has been accounted for as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests. In accordance with USGAAP, the accompanying financial statements of the Company have been prepared as if the Merger had occurred and UFI had been incorporated at the beginning of the earliest period presented, as of May 6, 2003.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting principles
The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“USGAAP”).

Basis of consolidation
The results of the subsidiaries acquired or disposed of during the year are consolidated from the effective dates of acquisition or to the effective dates of disposal, respectively.

All significant intercompany accounts and transactions have been eliminated upon consolidation.

Revenue recognition
Net sales represent the invoiced value of goods, net of value-added tax (“VAT”) and returns. The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. The Company has a policy of including handling costs incurred for finished goods, which are not significant, in sales and marketing expenses.

Research and development
All cost of research and development activities are expensed as incurred.

Warranties
The Company offers warranties for products it manufactures. Terms generally are for one year from the date of sale. Provision for warranty expense is established for costs that are expected to be incurred after the sales and delivery of products under warranty. The Company provided for anticipated warranty expense in the amount of US$81,000 and paid warranty claims of US$157,000 during the year ended December 31, 2006. The warranty provision is determined based on known product failures, historical experience of the level of repairs and replacements, and other currently available evidence.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes
Provision for income and other related taxes have been provided in accordance with the tax rates and laws in effect in various countries of operations.

Income tax expense is computed based on pre-tax income included in the consolidated statements of operations. Deferred income taxes are provided, using the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities and their reported amounts. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the consolidated financial statements.

Comprehensive income
SFAS No. 130, "Reporting Comprehensive Income", requires the presentation of comprehensive income, in addition to the existing statements of operations. Comprehensive income is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners.

Trade receivables
Trade receivables are recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest. Trade receivables are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the year in which the estimate is revised. Trade receivables are presented net of an allowance for uncollectible amounts of US$230,000 and US$149,000 as of December 31, 2006 and of 2005 respectively.

Inventories
Inventories are stated at the lower of cost or market. Potential losses from obsolete and slow-moving inventories are provided for when identified. Cost, which comprises all costs of purchase and, where applicable, other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average method. Market represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Property, plant and equipment
Property, plant and equipment are stated at original cost less accumulated depreciation.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, overhaul and minor renewals and betterments, are normally charged to operating expenses in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment (Continued)
When assets are sold or retired, their costs and accumulated depreciation are eliminated from the financial statements and any gain or loss resulting from their disposal is recognized in the year of disposition as an element of other income, net.

Depreciation is provided to write off the costs of property, plant and equipment over their useful lives from the date on which they become fully operational and after taking into account their estimated residual values, using the following methods:

Moulds	Sum-of-the-units method
Leasehold improvements	Straight-line method over the lease term
Plant and machinery	Straight-line method at 20% p.a.
Office equipment	Straight-line method at 20% p.a.
Motor vehicles	Straight-line method at 20% p.a.

Impairment of long-lived assets
The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Operating leases
Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rental payables under operating leases are recognized as expenses on the straight-line basis over the lease term.

Foreign currency translation
The Company considers Renminbi as its functional currency as a substantial portion of the Company’s usiness activities are based in Renminbi. However, the Company has chosen the United States dollar as its reporting currency.

Transactions in currencies other than the functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than functional currency are translated into functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the consolidated statements of operations.

For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the year. Translation adjustments, when material, resulting from this process are recorded in accumulated other comprehensive income within stockholders’ equity.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash equivalents
The Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Use of estimates

The preparation of the consolidated financial statements in conformity with USGAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported year. Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation, inventory allowance, provision for warranty, taxes and contingencies.

Segment information
Operating segments are defined as components of a company about which separated financial information is available that is evaluated regularly by the operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in a single business segment of trading of cellular phones.

The Company adopted SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”. The Company’s results of operations and financial position were affected by the implementation of SFAS No. 131 as it operates in more than one geographical areas. Segment information is disclosed in note 4 to the consolidated financial statements.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Recently issued accounting standards
In June, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). This interpretation clarified the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS Statement No. 109 “Accounting for Income Taxes” (SFAS 109). Specifically, FIN 48 clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods of income taxes, as well as the required disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating what effects the adoption of FIN 48 will have on the Company’s consolidated financial position and results of operations. There are no other new accounting pronouncements for which adoption is expected to have a material effect on the Company's financial statements.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

4.	CONCENTRATIONS

The Company is engaged principally in the design and trading of cellular phones primarily to three dealers in the PRC. The Company buys certain major materials from five major suppliers. In addition, the Company subcontracts material purchasing and assembly works of cellular phones mainly to three subcontracting factories. Management believes that the sole agent arrangement gives the dealers more incentive to promote the Company’s products and reduce the Company’s exposure to the distribution market. On the other hand, the diversification of suppliers will reduce the risk of increasing production cost.

(a)       Customers accounted for over 10% of the Company's operating revenues are as follows:

	2006	2005	2004
	%	%	%

Customer A	53	56	21
Customer B	19	20	77
Customer C	15	-	-
Customer D	-	20	-

No trade deposit was received from the above customers as of December 31, 2006. Trade receivables from the above customers were US$31,425,000 and US$11,508,000 as of December 31, 2006 and December 31, 2005, respectively.

(b)       Suppliers accounted for over 10% of the Company's purchases are as follows:

	2006	2005	2004
	%	%	%

Supplier A	20	12	-
Supplier B	15	-	-
Supplier C	15	-	-
Supplier D	11	15	-
Supplier E	10	19	-
Supplier F	-	10	44
Supplier G	-	14	-
Supplier H	-	7	10

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

4.	CONCENTRATIONS (CONTINUED)

(b)       Suppliers accounted for over 10% of the Company's purchases are as follows: (Continued)

Gross trade deposits paid to the above suppliers were US$6,753,000 and US$187,000 as of December 31, 2006 and December 31, 2005 respectively. Trade payables owed to the above suppliers were US$1,348,000 and US$529,000 as of December 31, 2006 and December 31, 2005 respectively.

(c)       Geographical segments accounted for over 10% of the Company’s revenue are as follows:

	2006	2005	2004
	US$’000	US$’000	US$’000
Revenues
PRC	60,001	27,841	70,822
Singapore	8,107	-	-
Hong Kong	-	864	-

	68,108	28,705	70,822

	2006	2005
	US$’000	US$’000
Carrying amount of long-lived assets
PRC	310	16
HK	10	765

Total long –lived assets	320	781

Reconciling items:
Others	45,567	30,230

	45,887	31,011

5.	INCOME TAXES

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which it operates. Provision for income and other related taxes have been provided in accordance with the tax rates and laws in effect in the various countries of operations.

No provision for withholding or United States federal or state income taxes or tax benefits on the undistributed earnings and/or losses of the Company's subsidiaries has been provided as the earnings of these subsidiaries, in the opinion of the management, will be reinvested indefinitely. Determination of the amount of unrecognized deferred taxes on these earnings is not practical, however, unrecognized foreign tax credits would be available to reduce a portion of the tax liability.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

5.	INCOME TAXES (CONTINUED)

UFI was incorporated in Hong Kong and has no assessable profit for the years presented. OXTHK was also incorporated in Hong Kong and Hong Kong Profits Tax has been provided at the rate of 17.5% on OXTHK’s estimated assessable profits for the year.

Since BOXT has registered as a wholly-owned foreign investment enterprise (“WOFIE”), it is subject to tax laws applicable to WOFIE in the PRC and is fully exempt from the PRC enterprise income tax for two years since 2005 followed by a 50% reduction for the next three years.

(a)       Income tax expenses comprised the following:

	2006	2005	2004
	US$’000	US$’000	US$’000

Current tax
Hong Kong	32	21	-
PRC	1,215	-	-

	1,247	21	-

(b)	Reconciliation from the expected statutory tax rate in the PRC of 24% (2005: 24%, 2004: 33%) is as follows:

	2006	2005	2004
	%	%	%

Statutory rate – PRC	24.0	24.0	33.0
Difference in tax rates in the countries that the Company operates	(0.1)	(0.1)	-
Tax exemption	(14.7)	(23.8)	(33.0)
Non-deductible expenses	6.3	0.6	-

Effective tax rate	15.5	0.7	-

6.	EARNINGS PER SHARE

Basic earnings per share is computed based on the net income for the year and on the weighted average number of shares of common stock outstanding during each period as restated as a result of the reorganization and recapitalization. The 29,756,000 shares in connection with the recapitalization were included in the computation of earnings per share as if outstanding at the beginning of each period presented.

The Company had no potential common stock equivalents with a dilutive effect for any period presented, therefore basic and diluted earnings per share are the same.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

7.	INVENTORIES

Inventories consisted of the followings:

	2006	2005
	US$’000	US$’000

Raw materials	1,115	4,257
Trading goods	115	203

	1,230	4,460

8.	PLEDGED DEPOSIT

The Company pledged this deposit to a guaranty company to secure the loan borrowing of US$3,710,000.

9.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is summarized as follows:

	2006	2005
	US$’000	US$’000

Moulds	107	1,239
Leasehold improvements	115	112
Plant and machinery	18	14
Office equipment	266	255
Motor vehicles	89	86

	595	1,706

Accumulated depreciation	(275)	(925)

	320	781

10.	SHORT-TERM BANK LOANS

The bank loans were guaranteed by the director, Mr. Liu Yu and a deposit paid to a guaranty company, and were charged at interest rate of 6.7% - 7.956% per annum and repayable between January 19, 2007 to August 20, 2007.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

11.	DISTRIBUTION OF INCOME

The Company's income is substantially contributed by BOXT, a company incorporated in the PRC. Income of BOXT is distributable to its stockholders after transfer to dedicated reserves as required under its articles of association and relevant PRC rules and regulations.

Prior to the re-organization to a WOFIE in November 2004, dedicated reserves of BOXT include a statutory surplus reserve and a statutory public welfare fund. In accordance with the relevant PRC Companies Law and rules and regulations, it is required to transfer amounts equal to at least 10% and 5% of its after-tax income to the statutory surplus reserve and statutory public welfare fund, respectively.

The statutory surplus reserve can only be utilized to offset prior years' losses or for capitalization as paid-in capital, whereas the statutory public welfare fund shall be utilized for collective staff welfare benefits such as building staff quarters or housing. No distribution of the remaining reserves shall be made other than on liquidation of BOXT.

Since BOXT has became a WOFIE, in accordance with its Articles of Association and the relevant PRC regulations, it is required to transfer to a general reserve fund an amount not less than 10% of the amount of after-tax income and a staff welfare and bonus fund an amount to be determined by the directors. No such transfer was made in years presented.

12.	PENSION COSTS

As stipulated by PRC regulations, the Company maintains a defined contribution retirement plan for all of its employees who are residents of PRC. All retired employees of the Company are entitled to an annual pension equal to their basic annual salary upon retirement. The Company contributed to a state sponsored retirement plan approximately 20% of the basic salary of its employees and has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state sponsored retirement plan is responsible for the entire pension obligation payable to all employees. The pension expenses were US$27,000, US$15,000 and US$9,000 for the years ended December 31, 2006 and 2005 and 2004 respectively.

13.	RELATED PARTY TRANSACTION

a.	Name and relationship of related parties

Related party	Relationship with the Company

Mr. Wang Xin	Director and stockholder of the Company
Mr. Liu Yu	Director and stockholder of the Company
Mr. Wang Zhibin	Director and stockholder of the Company #

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

13.	RELATED PARTY TRANSACTION (CONTINUED)

b.	Summary of related party balances

		2006	2005
	Note	US$’000	US$’000
Due to directors

Mr. Wang Xin, Mr. Liu Yu and Mr. Wang Zhibin	(i)	330	320

	2006	2005
	US$’000	US$’000
Bank loans guaranteed by a director

Mr. Liu Yu	6,268	-

c.	Summary of related party transactions

	2006	2005	2004
	US$’000	US$’000	US$’000
Repayment from related companies
Beijing Huan Yitong Tech & Trading Co., Ltd. *	-	3,319	3,788

Note:

(ii)	The amounts are unsecured, interest-free and repayable on demand.

#	Ceased to be a director since February 7, 2007
*	Ceased to be a related party since April 26, 2005

14.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Company leases certain staff quarters and office premises under non-cancelable operating leases. Rental expenses under operating leases were US$51,000, US$83,000 and US$126,000 for the year ended December 31, 2006 and 2005 and 2004 respectively.

Orsus Xelent Technologies, Inc.

Notes to Consolidated Financial Statements
Years ended December 31, 2006 and 2005 and 2004

14.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

(a)	Operating lease commitments (Continued)

The following table summarizes the approximate future minimum rental payments under non-cancelable operating leases in effect as of December 31, 2006 and 2005:

	2006	2005
	US$’000	US$’000

2005	-	-
2006	-	27
2007	27	27

	27	54

(b)	Contingencies

Tax penalty
In accordance with PRC’s tax regulations, BOXT’s sales are subject to a 17% of value added tax (“VAT”) upon the issuance of VAT invoices to customers. BOXT follows the practice of reporting its revenue for VAT purposes when invoices are issued. As of December 31, 2006, there were sales amounted to approximately US$61,324,000 (2005: US$21,300,000) for which VAT invoices have not yet been issued.

Furthermore, BOXT reports its revenue for PRC enterprise income tax (“EIT”) purposes when VAT invoices are issued instead of when goods are delivered. All unbilled revenue will become taxable when invoice are issued.

The above practice is not in strict compliance with the relevant laws and regulations in respect of VAT and EIT. Despite the fact that BOXT has made full provision on VAT and EIT including surcharge in the financial statements, BOXT may be subject to a penalty for the deferred reporting of above tax obligations. The exact amount of penalty cannot be estimated with any reasonable degree of certainty. The board of directors considers it is more likely than not that the tax penalty will not be imposed.

Financial guarantee contract
On June 20, 2007, the Company entered into a guarantee contract to serve as guarantor of a bank loan amounting to approximately US$15,350,000 (equivalent to RMB120,000,000) to an independent third-party, CECT-Chinacom Communications Co., Ltd. (“CECT”), from Beijing Rural Bank to provide CECT with capital for equipment purchases. Under the guarantee contract, the Company shall perform all obligations of CECT under the loan contract if CECT fails to perform its obligations as set forth in the loan contract, including, but not limited to, ceasing production, going out of business, dissolving the business, having its business license withdrawn, and filing for bankruptcy. No contingent liabilities had been provided for in the financial statements in respect of the financial guarantee.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses payable by the Registrant relating to the sale of securities being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$
AMEX additional listing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer Agent Fees
Miscellaneous fees and expenses
Total	$

Item 14. Indemnification of directors and officers

Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Company’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Company’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or employees in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

Each issuance set forth below was made in reliance upon the exemptions from registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) on the basis that such transactions did not involve a public offering. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in our securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. Where required by applicable law, the certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

Each of the following individuals received their shares pursuant to the Exchange Agreement on March 31, 2005:

Name	Shares
Wang Xin	3,000,000
Liu Yu	6,000,000
Wang Zhibin	6,000,000

Item 16. Exhibits and Financial Statements.

(a)	Exhibits.

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein:

Exhibit Number	Exhibit Description

2.1	Underwriting Agreement by and between Orsus Xelent Technologies, Inc. and Newbridge Securities Corporation **

3.1
Certificate of Incorporation of Orsus Xelent Technologies, Inc. (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 28, 2004 as amended by that Plan of Merger and Agreement of Merger attached as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on April 20, 2005)

3.2
Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2007, as amended by the Current Report on Form 8-K filed with the SEC on March 5, 2007)

4.1
Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to Amendment 2 to the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 19, 2004)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP **

10.1
Contract of Suretyship, dated June 20, 2007, between Yayuncun Branch of Beijing Rural Commercial Bank and Beijing Orsus Xelent Technology & Trading Company Limited (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007)

10.2
X180 Mobile Terminal Purchase Contract, dated May 31, 2007, among Unicom Huasheng Telecommunication Technology Co., Ltd., Dalian Daxian Distribution Company and Beijing Orsus Xelent Technology & Trading Company Limited (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2007)

10.3	2007 Omnibus Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2008)

16.1
Letter from Moores Rowland Mazars to the Securities and Exchange Commission dated July 5, 2007 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2007)

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007)

23.1	Consent of Mazars CPA Limited, Certified Public Accountants *

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Filed herewith

**	To be filed by amendment.

(b)	Financial Statements.

Our financial statements as set forth in the Index to Financial Statements attached hereto commencing on page F-1 are hereby incorporated by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on the 5th day of February, 2008.
ORSUS XELENT TECHNOLOGIES, INC.

By:	/s/ Wang Xin
Wang Xin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wang Xin, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Wang Xin	Chief Executive Officer and Director	February 5, 2008
Wang Xin

/s/ Zhao Hongwei	Chief Financial Officer	February 5, 2008
Zhao Hongwei

/s/ Liu Yu	Chairman of the Board of Directors	February 5, 2008
Liu Yu

/s/ Naizhong Che	Director	February 5, 2008
Naizhong Che

/s/ Peng Wang	Director	February 5, 2008
Peng Wang

/s/ Zhixiang Zhang	Director	February 5, 2008
Zhixiang Zhang

/s/ Nathaniel K. Hsieh	Director	February 5, 2008
Nathaniel K. Hsieh

/s/ Howard S. Barth	Director	February 5, 2008
Howard S. Barth

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Underwriting Agreement by and between Orsus Xelent Technologies, Inc. and Newbridge Securities Corporation **

3.1
Certificate of Incorporation of Orsus Xelent Technologies, Inc. (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 28, 2004 as amended by that Plan of Merger and Agreement of Merger attached as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on April 20, 2005)

3.2
Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2007, as amended by the Current Report on Form 8-K filed with the SEC on March 5, 2007)

4.1
Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to Amendment 2 to the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 19, 2004)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP **

10.1
Contract of Suretyship, dated June 20, 2007, between Yayuncun Branch of Beijing Rural Commercial Bank and Beijing Orsus Xelent Technology & Trading Company Limited (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007)

10.2
X180 Mobile Terminal Purchase Contract, dated May 31, 2007, among Unicom Huasheng Telecommunication Technology Co., Ltd., Dalian Daxian Distribution Company and Beijing Orsus Xelent Technology & Trading Company Limited (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2007)

10.3	2007 Omnibus Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2008)

16.1
Letter from Moores Rowland Mazars to the Securities and Exchange Commission dated July 5, 2007 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2007)

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007)

23.1	Consent of Mazars CPA Limited, Certified Public Accountants *

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Filed herewith

**	To be filed by amendment.